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                                                                     Exhibit 4.5



                     CONDITIONAL SALE AND PURCHASE AGREEMENT

                         NO: K.TEL.76/HK810/SEK-32/2002

                                  by and among

                         PERUSAHAAN PERSEROAN (PERSERO)
                        PT TELEKOMUNIKASI INDONESIA TBK.

                                  as Purchaser

                                       and

                                 PT ARIA INFOTEK
                          MEDIAONE INTERNATIONAL I B.V.
                          THE ASIAN INFRASTRUCTURE FUND

                           as the Selling Shareholders

                         relating to the acquisition of

                           PT ARIA WEST INTERNATIONAL

                             dated as of May 8, 2002

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                              CONDITIONAL SALE AND
                               PURCHASE AGREEMENT
                         NO: K.TEL.76/HK810/SEK-32/2002
                                DATED MAY 8, 2002

Conditional Sale and Purchase Agreement, dated as of May 8, 2002, by and among PERUSAHAAN PERSEROAN (PERSERO) PT TELEKOMUNIKASI INDONESIA TBK., a limited liability company organized under the laws of the Republic of Indonesia (the "Purchaser"), PT ARIA INFOTEK, a limited liability company organized under the laws of the Republic of Indonesia ("Aria Infotek"), MEDIAONE INTERNATIONAL I B.V. ("MediaOne"), a private limited company incorporated under the laws of the Netherlands and THE ASIAN INFRASTRUCTURE FUND, an exempted limited duration company organized under the laws of the Cayman Islands, ("AIF" and together with Aria Infotek and MediaOne, the "Selling Shareholders" and each a "Selling Shareholder"). Capitalized terms not otherwise defined have the meanings assigned to them in Article I.

WHEREAS, the Selling Shareholders wish to sell to Purchaser and Purchaser wishes to purchase from the Selling Shareholders in aggregate 2,704,444 ordinary shares of nominal value Rp. 114,000 per share of PT ARIA WEST INTERNATIONAL, a limited liability company organized under the laws of the Republic of Indonesia (the "Company"), representing all of the issued and paid-up ordinary shares of the Company;

WHEREAS pursuant to the Interim Management Agreement dated of even date herewith by and among Purchaser, the Company and the Selling Shareholders, the KSO Unit will pay US$41,750,000 to Purchaser and Purchaser will pay, and as payment in advance of the Purchase Price for the Sale Shares, an aggregate amount of US$20,000,000 to the Selling Shareholders and the parties have agreed to certain arrangements regarding the management and operation of the KSO Unit pending the closing of the transactions contemplated herein;

WHEREAS, pursuant to the Settlement Agreement to be executed at of the date of the closing of the transactions contemplated herein Purchaser and the Company have agreed to permanently settle, resolve and put to rest all claims and causes of action between and among them that were or could have been raised in the Arbitration Proceeding or in any

                                     - 1 -

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other Proceeding that are in any way based upon, relating to or arising out of the KSO Project, agreements relating to the KSO Project or the management, operation and finances of the KSO Unit and the KSO System; and

WHEREAS, a separate Indemnity and Guarantee Agreement ("Guarantee") has been executed and delivered by AT&T Wireless Services Inc., ("AT&T Wireless") on the date hereof, in the form of Exhibit A.

NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I
                         DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. For purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

"Affiliate" shall mean, with respect to a Person, any entity directly or indirectly controlling, controlled by, or under common control with a Person, where "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with") as applied to any Person, shall mean the possession, directly or indirectly, of the power to direct the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

"Agent" shall have the meaning assigned to such term in 3.4(c).

"AIF" shall have the meaning assigned to such term in the preamble.

"Aria Infotek" shall have the meaning assigned to such term in the preamble.

"Deed of Transfer" shall mean the Deed of Transfer in the form annexed hereto as Exhibit B.

"Subsidiary" shall mean, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities, or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, (b) such

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Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such Person does not have a majority of the voting interest in such partnership, or (c) such Person and any of its Subsidiaries in aggregate have a majority of the economic interests.

"Assets" shall have the meaning assigned to such term in Section 4.19(a).

"AT&T Wireless" shall have the meaning assigned to such term in the recitals.

"Governmental Entity" shall mean any court, administrative agency, ministry or commission, or other governmental or regulatory authority or agency, of any jurisdiction.

"Pro Rata Share" shall mean with respect to each Selling Shareholder, the ratio of the number of Sale Shares owned by such Selling Shareholder to the total number of Sale Shares.

"Materials of Environmental Concern" shall mean chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, materials and wastes, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead and lead-based paints and materials, radon and other materials determined by a Governmental Entity of the Republic of Indonesia to be harmful or otherwise determined to have adverse effects to human health or the environment.

"Payment Cap" shall have the meaning assigned to such term in Section 9.6(c).

"Liability Cap" shall have the meaning assigned to such term in Section 9.6(c).

"Cap Exceptions" shall have the meaning assigned to such terms in Section
9.6(c).

"Unpaid Interest" shall have the meaning assigned to such term in Section
3.5(c).

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"Material Adverse Effect" shall mean any circumstance, event, change or effect that is or can be reasonably foreseen to be materially adverse to (i) with respect to the Company and its Subsidiaries, the business, operations, prospects, assets, condition (financial or otherwise), liabilities (absolute, accrued, contingent or otherwise), or results of operations of the Company and its Subsidiaries taken as a whole and (ii) with respect to the Company and its Subsidiaries and each Selling Shareholder, the ability of the Company, its Subsidiaries or such Selling Shareholder to consummate the Transactions.

"Transaction Documents" shall mean this Agreement, the AriaWest Loan Restructuring Agreement, the Interim Management Agreement, (including the promissory notes delivered by the Selling Shareholders to Purchaser pursuant thereto), the Settlement Agreement, the Mutual Waivers, and any other contract, agreement, certificate or other document entered into or delivered pursuant to any of the foregoing or contemplated by any of the foregoing.

"U.S. Dollar" and "USS" shall mean the lawful currency of the United States of America.

"GAAP" shall mean generally accepted accounting principles in the Republic of Indonesia established by the Indonesian Accounting Association as in effect at the relevant time.

"Intellectual Property" shall mean any intellectual property rights, including any trademarks, patents, copyrights, trade, secrets, know-how, licenses, service marks, trade names, trade secrets, and computer software programs.

"Purchase Price" shall mean US$164,500,000.

"Aggregate Purchase Price" shall mean One Hundred Forty Four Million and Five Hundred Thousand U.S. Dollars (US$144,500,000).

"Business Day" shall mean any day other than a Saturday or Sunday or on which banks in Jakarta, Singapore and New York are not required to be open or are permitted to remain closed.

"Real Property" shall mean all real property that is owned or used by the Company or any of its Subsidiaries or that is reflected as an asset of the Company or any of is Subsidiaries in any of the Financial Statements, and shall include the KSO Unit Installations.

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"Environmental Law" shall mean each federal, state, provincial or local law or regulation of the Republic of Indonesia relating to pollution, protection or preservation of human health or the environment including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources, and including each such law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacturing, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, or the preservation of the environment or mitigation of adverse effects thereon and each law and regulation with regard to record keeping, notification, disclosure and reporting requirements respecting Materials of Environmental Concern.

"Indebtedness" shall mean (i) all indebtedness for borrowed money or for the deferred purchase price of property or services, (ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations under financing leases and all other repurchase or similar obligations, (iv) all obligations in respect of acceptances issued or created,
(v) all liabilities secured by any lien on any property and (vi) all guarantee, financial support, keep-well and other obligations of a similar nature.

"Voting Debt" shall mean with respect to any Person, Indebtedness having voting rights or the right to nominate one or more directors or commissioners, and debt convertible into securities having either of such rights.

"ICC" shall mean the International Chamber of Commerce.

"Consent" shall mean, with respect to any Governmental Entity or any other Person, any approval (including shareholder and other corporate approvals), consent, ratification, permit, license, waiver or other authorization of, filing with, or notice to such Governmental Entity or other Person, as the case may be.

"License" shall have the meaning assigned to such term in the KSO Agreement.

"New Installations" shall have the meaning assigned

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to such term in the KSO Agreement.

"Additional New Installations" shall have the meaning assigned to such term in the KSO Agreement.

"Existing Installation" shall have the meaning assigned to such term in the KSO Agreement.

"KSO Unit Installations" shall mean the New Installations and any Additional New Installations which are uncompleted or in respect of which Interconnection Tests have not been successfully completed and any other telecommunications facilities (and all related supporting facilities, buildings, furnishings, computer and other equipment, systems, and other assets and resources, including replacements and non maintenance related upgrades to the Existing Installation) provided or constructed by the Company which are uncompleted or in respect of which Interconnection Tests have not been successfully completed.

"Remaining Withheld Amount" shall have the meaning assigned to such term in
Section 3.5(c).

"Balance Amount" shall mean One Hundred Twenty Million U.S. Dollars (US$120,000,000), payable by Purchaser to the Selling Shareholders by the issuance of Notes in accordance with Section 3.4(b) and subject to the other provisions of this Agreement.

"Withheld Amount" shall have the meaning assigned to such term in Section
3.5(b).

"Eligible Amounts" shall have the meaning assigned to such term in Section
3.5(a).

"Shareholder Balance Amount" shall mean, with respect to each Selling Shareholder, such Selling Shareholder's Pro Rata Share of US$120,000,000 as set forth opposite such Selling Shareholder's name in Exhibit I.

"Denied Amount" shall have the meaning assigned to such term in Section 9.2(c).

"Additional KSO Employee" shall have the meaning assigned to such term in the KSO Agreement, provided however that the term General Manager as used in such definition shall only be a reference to an individual who held the title of general manager

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of the KSO Unit at any time during the period beginning on September 11, 2000 and ending on the Closing Date.

"Excess Amount" shall have the meaning assigned to such term in Section 3.5(c).

"Excess Claim Amount" shall have the meaning ascribed to such term in Section 3.5(d).

"Excess Security Amount" shall have the meaning ascribed to such term in Section 3.5(d).

"Damages" shall mean in the case of any Person, collectively, any loss, liability, claim, damage, judgment, settlement and expense (including interest and penalties recovered by any third-party with respect thereto and reasonable attorney's fees and expenses, reasonable accountant's fees and expenses and other reasonable fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the rights of Purchaser arising under Article IX or the other provisions of this Agreement) or diminution of value, whether or not involving a third-party claim, suffered or incurred by such Person but shall not include any punitive, indirect losses or future lost profits.

"Tax Loss Carryforwards" shall mean tax losses of the Company which are available to be carried forward and offset against taxable income of the Company for the purposes of calculation of Indonesian income Tax of the Company.

"Contracts" shall have the meaning assigned to such term in Section 4.22(a).

"Closing Disclosure Schedule" shall mean the Closing Disclosure Schedule dated as of the date hereof prepared and signed by each Selling Shareholder and annexed hereto.

"Purchaser Disclosure Schedule" shall mean the Purchaser Disclosure Schedule dated as of the date hereof prepared and signed by Purchaser and delivered to the Selling Shareholders simultaneously with the execution hereof.

"Signing Disclosure Schedule" shall mean the Signing Disclosure Schedule dated as of the date

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hereof prepared and signed by each Selling Shareholder and annexed hereto.

"Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any such document prepared on a consolidated, combined or unitary basis, and also including any schedule or attachment thereto, and any amendment thereof.

"Unaudited Financial Statements" shall mean an unaudited consolidated balance sheet of the Company and its Subsidiaries as at March 31, 2002 and unaudited consolidated statements of income, shareholders' equity and cash flows for the quarterly period then ended and the notes thereto.

"Audited Financial Statements" shall mean the consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2001 together with consolidated statements of income, shareholders' equity and cash flows for the year then ended, and the notes thereto, the audit report and opinion (if any) therein and any letter issued in connection therewith, in each case certified or prepared by, as applicable, by Ernst & Young, independent certified public accountants.

"Letter Agreement" shall mean the letter agreement relating to the MOU dated April 11, 2002 among the Selling Shareholders, the Company and Purchaser.

"Restriction Period" shall mean the period on and from the Closing Date up to and including the later of (A) the date 2 years following the Closing Date and
(B) if Purchaser shall have notified Aria Infotek of one or more claims under the Transaction Documents on or before the date referred to in subsection (A), such notice setting forth with reasonable specificity the nature of such claims, the last date on which all such claims in respect of which the Purchaser has commenced Arbitration Proceedings within 3 years following the Closing Date (the "Arbitrated Claims") are finally resolved or settled between the parties hereto or a final arbitral award has been issued by an arbitral tribunal for each Arbitrated Claim and to the extent any such resolution, settlement or final arbitral award requires payment by Aria Infotek to Purchaser, such resolution, settlement or final arbitral award (as applicable) has been paid in full with respect to all Arbitrated Claims.

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"MediaOne" shall have the meaning assigned to such term in the preamble.

"MOU" shall have the meaning assigned to such term in Section 10.5.

"Tax" or "Taxes" shall mean all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any Governmental Entity or other federal, state, local or foreign governmental authority, including income, capital gains, receipts, fringe benefits, employee, excise, property, sales, gain, use, license, custom duty, stamp duty, unemployment, capital stock, transfer, franchise, payroll, withholding, social security, minimum estimated, profit, gift, severance, value added, disability, premium, recapture, credit, occupation, service, leasing, employment, stamp and other taxes, and shall include interest, fines, charges, penalties or additions attributable thereto or attributable to any failure to comply with any requirement regarding Taxes or Tax Returns.

"Initial Payment" shall mean the amount payable by Purchaser to the Selling Shareholders in accordance with the provisions of Section 3.4(a), being in the aggregate Twenty Four Million Five Hundred Thousand U.S. Dollars
(US$24,500,000).

"Shareholder Initial Payment" shall mean, with respect to each Selling Shareholder, the amount of the Shareholder Initial Payment set forth opposite such Selling Shareholder's name on Exhibit J under the column, "Shareholder Initial Payment."

"Encumbrances" shall mean any and all encumbrances, liens, charges, fiduciary transfers, security interests, options, claims, mortgages, hak tanggungan, hak gadai, jaminan fiducia, hak reklame, hak retensi, pledges, or agreements, obligations, understandings or arrangements or other restrictions or limitations on title, transfer, sale or other disposition of any nature whatsoever and with respect to the Sale Shares, shall include, in addition to the foregoing, any proxies, voting trusts or agreements, obligations, understandings or other restrictions or limitations on voting of any nature whatsoever.

"Mutual Waivers" shall mean the Mutual Waiver between the Selling Shareholders and Purchaser and the Mutual Waiver between the Selling Shareholders and the Company annexed hereto as Exhibits D and E respectively.

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"Purchaser" shall have the meaning assigned to such term in the preamble.

"Selling Shareholder" shall have the meaning assigned to such term in the preamble.

"Minimum Telkom Revenue" shall have the meaning assigned to such term in the KSO Agreement.

"Selling Shareholder Opinions" shall have the meaning assigned to such term in
Section 3.2(l).

"ICC Court" shall have the meaning assigned to such term in Section 10.8(b)(i).

"Knowledge of the Selling Shareholders" concerning a particular subject, area or aspect of the business or affairs of the Company, any of its Subsidiaries or the KSO Unit shall mean in respect of each Selling Shareholder the knowledge of (i) each of the officers, directors and commissioners of such Selling Shareholder,
(ii) each of the officers, directors and commissioners of the Company or any of its Subsidiaries, (iii) each individual who held the title of general manager of the KSO Unit at any time during the period beginning on September 11, 2000 and ending on the Closing Date and (iv) all knowledge which was or could have been obtained upon reasonable inquiry by any such person referred to in clause (i),
(ii) or (iii).

"Guarantee" shall have the meaning assigned to such term in the preamble.

"Closing" shall mean the closing referred to in Section 3.1.

"ICC Rules" shall have the meaning assigned to such term in Section 10.8(b).

"Agreement" or "this Agreement" shall mean this Conditional Sale and Purchase Agreement, together with the Schedules and Exhibits hereto and the Disclosure Schedule.

"Agency Agreement" shall have the meaning assigned to such term in Section
3.4(c).

"KSO Agreement" shall mean the KSO Agreement

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dated October 20, 1995, No. PKS. 222/HK.810/UTA-00/95, by and between Purchaser and the Company, as amended.

"Interim Management Agreement" shall mean that agreement in respect of interim management of the KSO Unit annexed hereto as Exhibit C.

"Settlement Agreement" shall mean the settlement and release agreement annexed hereto as Exhibit H.

"AriaWest Loan Restructuring Agreement" shall mean the agreement, in form and substance acceptable to Purchaser in its sole and absolute discretion, among AriaWest International Finance B.V., the other parties to the AriaWest Loan and Purchaser (in its capacity as guarantor) to restructure the AriaWest Loan.

"Proceeding" shall mean in respect of any Person any action, arbitration, audit, claim, hearing, litigation, mediation, suit, inquiry, proceeding or investigation (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving any Governmental Entity or arbitral tribunal.

"Arbitration Proceeding" shall mean the arbitration proceeding pending between Purchaser and the Company before the ICC Court of Arbitration (reference number 11 565/BWD/SPB/JNK).

"Request" shall have the meaning assigned to such term in Section l0.8(b)(iv).

"Company" shall have the meaning assigned to such term in the preamble.

"Required Company Consents" shall have the meaning assigned to such term in
Section 4.9.

"Person" shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

"Related Person" shall have the meaning assigned to such tarn in Section 4.25.

"Indemnifying Party" shall have the meaning assigned to such term in Section 9.4(a).

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"Indemnified Party" shall have the meaning assigned to such term in Section
9.4(a).

"AriaWest Loan" shall mean the loan provided to AriaWest International Finance B.V. and guaranteed by the Company under the Amendment and Restatement dated as of May 12, 1999 of the Common Agreement dated as of April 30, 1996 among AriaWest International Finance B.V., the Company, each of the lenders named therein and a party thereto, CIBC Asia Ltd., as facility agent and intercreditor agent, Credit Lyonnais S.A., as technical agent, and the Chase Manhattan Bank, as collateral agent, the Amendment and Restatement dated as of May 12, 1999 of the Credit Facility Agreement dated as of April 30, 1996 among AriaWest International Finance B.V., the Company, each of the banks named therein and a party thereto, each of the vendors named therein and a party thereto, CIBC Asia Ltd., as facility agent and intercreditor agent, Credit Lyonnais S.A., as technical agent, and the Chase Manhattan Bank, as collateral agent, and all liens, grants of security interest, pledges, commitments, instruments and other agreements and amendments relating thereto.

"Plan" shall mean, in respect of any Person, each deferred compensation, incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement, each severance or termination pay medical, surgical, hospitalization, life insurance and other plan, and each profit-sharing, bonus or pension or retirement or annuity plan, fund or program; in each case, that is or was sponsored, maintained or contributed to or required to be contributed to by such Person or any of its Subsidiaries or to which such Person or any of its Subsidiaries is party, whether written or oral, for the benefit of any past or present director, officer, commissioner or employee of such Person or any of its Subsidiaries.

"Rupiah" and "Rp." shall mean the lawful currency of the Republic of Indonesia.

"Shares" shall mean all of the ordinary shares of the Company.

"Sale Shares" shall mean 2,704,444 Shares (subject to adjustment to reflect share splits, reverse share splits, share dividends or other changes to the capital stock of the Company), representing 100% of the issued and paid-up Shares on a fully-diluted basis.

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"Shareholder Sale Shares" shall mean, with respect to each Selling Shareholder, the number or Sale Shares set forth opposite such Selling Shareholder's name on Exhibit K. under the column, "Shareholder Sale Shares."

"Dispute" shall have the meaning assigned to such term in Section 10.8(a).

"Lease" shall mean each lease or agreement or commitment to lease pursuant to which the Company or any of its Subsidiaries leases or agrees or commits to lease any real or personal property.

"KSO System" shall have the meaning assigned to such term in the KSO Agreement.

Tax Clearance Letter" shall mean the one or more tax clearance letters (surat ketetapan pajak) in substance satisfactory to Purchaser in its sole and absolute discretion evidencing that the Company has available to it Tax Loss Carryforwards as of December 31, 2001 of no less than Rp.1,710,000,000,000.

"Notes" shall mean the Promissory Notes and the Restricted Notes.

"Promissory Notes" shall mean the promissory notes issued by Telkom to the Selling Shareholders in the form annexed hereto as Exhibit F.

"Restricted Notes", shall mean the Restricted Notes issued by Purchaser to Aria Infotek in the form annexed hereto as Exhibit G.

"Fifth Maturity Date" shall have the meaning assigned to such term in Exhibit R.

"Sixth Maturity Date" shall have the meaning assigned to such term in Exhibit R.

"Seventh Maturity Date" shall have the meaning assigned to such term in Exhibit
R.

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"Closing Date" shall mean the date on which the Closing actually occurs.

"Transactions" shall mean the purchase by Purchaser and sale by each of the Selling Shareholders of the Sale Shares, the performance by each of the parties hereto of their other respective obligations under this Agreement, the AriaWest Loan Restructuring Agreement, the Interim Management Agreement (including the promissory notes delivered by the Selling Shareholders to Purchaser pursuant thereto), the Settlement Agreement, the Mutual Waivers, and any other contract, agreement, certificate or other document entered into or delivered pursuant to any of the foregoing or contemplated by any of the foregoing.

"Interconnection Tests" shall have the meaning assigned to such term in the KSO Agreement.

"Second Anniversary" shall have the meaning assigned to such term in Section 3.5(d).

"KSO Unit" shall have the meaning assigned to such term in the KSO Agreement.

"Relevant Time" shall have the meaning assigned to such term in Section 9.6(c).

Section 1.2 Interpretation.

(a) When a reference is made in this Agreement to a Section, Article, Schedule or Exhibit, such reference shall be to a Section or Article of this Agreement or to a Schedule (including the Signing Disclosure Schedule and the Closing Disclosure Schedule) or an Exhibit to this Agreement unless otherwise clearly indicated to the contrary.

(b) Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

(c) The words "hereof", "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

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(d)      The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders, Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e) A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns.

(f) A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefore and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g) As used in this Agreement, any reference to a document in agreed form means a document in a form annexed hereto.

(h) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(i) The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(j) Except as expressly provided to the contrary herein, the body of this Agreement, the Schedules (including the Signing Disclosure Schedule and the Closing Disclosure Schedule) and the Exhibits shall be read in the following order of priority: (i) the body

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         of this Agreement, (ii) the Exhibits and (iii) the Signing Disclosure
         Schedule and the Closing Disclosure Schedule.

(k) Whenever the word "several" or "severally" is used herein with respect to a Selling Shareholder, it shall mean several in proportion to the Pro Rata Share applicable to such Selling Shareholder.

(l) Whenever, in this Agreement (including the Schedules and Exhibits hereto), (i) the term "final arbitral award" is used, such term shall mean, as applicable, a final and binding arbitral award or final non-appealable judgment or opinion of a court or other tribunal; and
         (ii) the phrase "finally determined" is used, such term shall mean, as applicable, as finally determined in a final and binding arbitral award or final non-appealable judgment or opinion of a court or other tribunal, in each case as the context may require.

                                   ARTICLE II
                              PURCHASE AND SALE OF
                                 THE SALE SHARES

Section 2.1 Sale and Transfer of Sale Shares. Subject to the terms and on the conditions set forth in this Agreement, at the Closing each Selling Shareholder shall contemporaneously sell, convey, assign, transfer and deliver to Purchaser the Shareholder Sale Shares of such Selling Shareholder, with full legal title, free and clear of all Encumbrances whatsoever and with all voting, distribution and other rights attaching thereto as of and from the Closing Date.

Section 2.2 The Aggregate Purchase Price. Subject to the terms and on the conditions set forth in this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery to Purchaser of the Sale Shares, Purchaser shall pay to each Selling Shareholder such Selling Shareholder's Pro Rata Share of the Aggregate Purchase Price in accordance with the provisions of Section 3.4.

                                   ARTICLE III
                             THE CLOSING; PAYMENT OF
                                 PURCHASE PRICE

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Section 3.1       The Closing. The Closing of the sale and transfer of the
Sale Shares by Selling Shareholders to Purchaser shall take place at the offices of Adnan Kelana Haryanto & Hermanto at Chase Plaza, 18th Floor, JI, Jend Sudirman Kav. 21, Jakarta 12920 at 10:00 a.m., local time three Business Days after the Conditions to Closing (other than those Conditions to Closing which are to be satisfied contemporaneously with Closing) have been satisfied, or at such other place and time as may be agreed by the parties.

Section 3.2 Deliveries by the Selling Shareholders. At the Closing, each Selling Shareholder shall deliver to Purchaser:

(a) certificates representing Shareholder Sale Shares of such Selling Shareholder, together with (i) all documents necessary to effect the transfer of good, valid and marketable title to such Shareholder Sale Shares to Purchaser or Purchaser's designee and (ii) the Company's register of shareholders naming Purchaser as the holder and owner of record of all Sale Shares as of the Closing Date;

(b) a copy of the resolutions of such Selling Shareholder's (i) Board of Commissioners and shareholders (in the case of Aria Infotek), (ii) investment committee (in the case of AIF) or (iii) management board (in the case of MediaOne) and (iii) evidence of such other corporate approvals as such Selling Shareholder is required to obtain under its organizational documents, if any, authorizing such Selling Shareholder's execution and delivery of this Agreement and the consummation of the Transactions and such other documents evidencing such authority as Purchaser may reasonably request;

(c) a copy of each of the Consents with respect to such Selling Shareholder referred to in Sections 7.1(e) (including, without limitation, those set forth in Schedule 4.4 of the Signing Disclosure Schedule);

(d)      a copy of each of the Required Company Consents;

(e) a certificate dated as of the Closing Date and executed by such number of duly authorized officers of such Selling Shareholder as is required for such certificate to be duly authorized under such Selling Shareholder's organizational documents or attorney-in-fact of such Selling Shareholder for and on behalf of such Selling Shareholder to the effect that (i) each of such Selling Shareholder's representations and warranties in this Agreement that is qualified as to materiality and each of such Selling Shareholder's representations and warranties in Sections 4.1, 4.3, 4.6, 4.7, 4.8, 4.11, 4.14, 4.16, 4.26 and 4.28
         are true and complete in all respects (subject, in respect to each of such representation and warranty, to only the specific schedule of the Closing Disclosure Schedule corresponding to the Section number in which such representation and warranty is made), (ii) other than the representations and warranties in Sections 4.1, 4.3, 4.6, 4.7, 4.8, 4.11, 4.14, 4.16, 4.26 and 4.28, each of such Selling Shareholder's representations and warranties in this Agreement that is not so qualified (considered individually) is, and all such representations and warranties that are not so qualified (considered collectively) are, true and complete in all material respects, in each case as of the date hereof and as of the Closing Date (subject, in respect to each of such representation and warranty, to only the specific schedule of the Closing Disclosure Schedule corresponding to the Section number in which such representation and warranty is made) (iii) there has not occurred since the date of execution of this Agreement any Material Adverse Effect (subject to Schedule 4.17 of the Closing Disclosure Schedule) and (iv) such Selling Shareholder has performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date;

(f) a certificate setting forth the names of all of the officers, directors and commissioners of each of the Company and its Subsidiaries with attached letters from each such officer, director and commissioner evidencing the resignation and removal of such officer, director and commissioner which certificate shall have annexed to it a release substantially in the form of the release annexed hereto as Exhibit J duly executed and delivered by each such removed officer, director and commissioner;

(g) all of the books and records of the Company, any of its Subsidiaries and, to the extent within the possession of the Company, the KSO Unit, including such books and records which are in the possession of the Selling Shareholders, provided however that the books and records of the Company shall be delivered at the offices of the Company;

(h) copies of all records, including all signature or authorization cards, pertaining to the safe deposit boxes, savings, time deposit or checking accounts or other accounts of any nature listed in Schedule 4.29 of the Closing Disclosure Schedule;

(i) in the case of the Selling Shareholders, the opinion of Indonesian Counsel to the Selling Shareholders dated the Closing Date and addressed to Purchaser, in form and substance reasonably satisfactory to Purchaser as to the matters set forth in Exhibit K hereto;

(j) in the case of MediaOne, the opinion of Loyens & Loeff, Netherlands Counsel to MediaOne dated the Closing Date and addressed to Purchaser, in form and substance reasonably satisfactory to Purchaser as to the matters set forth in Exhibit L hereto;

(k) in the case of MediaOne, the opinion of Delaware counsel to AT&T Wireless dated the Closing Date and addressed to Purchaser, in form and substance reasonably satisfactory to Purchaser as to the matters set forth in Exhibit M and the opinion of the Assistant General Counsel of AT&T Wireless dated the Closing Date and addressed to Purchaser, in form and substance reasonably satisfactory to Purchaser as to the matters set forth in

         Exhibit N;

(l) in the case of AIF, the opinion of Walkers, Cayman Islands Counsel to AIF dated the Closing Date and addressed to Purchaser, in form and substance reasonably satisfactory to Purchaser as to the matters set forth in Exhibit O hereto (each of the opinions of counsel pursuant to Sections 3.2(i), (j), (k) and (l) are collectively referred to as "Selling Shareholder Opinions");

(m) the Settlement Agreement, duly executed and delivered by such Selling Shareholder;

(n) the Mutual Waivers, duly executed and delivered by the Company and such Selling Shareholder;

(o)      the Deed of Transfer, duly executed by such Selling Shareholder;

(p) a written receipt acknowledging receipt of the Shareholder Initial Payment paid at Closing to such Selling Shareholder;

(q) the promissory note having a principal amount of US$1,750,000 to be executed by each of the Selling Shareholders and delivered to Purchaser pursuant to the Interim Management Agreement;

(r)      the Agency Agreement, duly executed by the Selling Shareholders; and

(s) all other previously undelivered documents required to be delivered by such Selling Shareholder to Purchaser at or prior to the Closing under the Transaction Documents.

Any statement contained in any certificate delivered by or on behalf of such Selling Shareholder at the Closing shall constitute a representation and warranty by such Selling Shareholder under this

Agreement.

Section 3.3 Deliveries by Purchaser. At the Closing, Purchaser shall deliver to the Selling Shareholders:

(a) a copy of the resolutions of Purchaser's Board of Commissioners and the minutes of the General Meeting of Shareholders of Purchaser authorizing Purchaser's execution and delivery of this Agreement and the consummation of the Transactions;

(b) the opinion of Indonesian counsel to Purchaser, dated as of the Closing Date addressed to each of the Selling Shareholders in form and substance reasonably satisfactory to the Selling Shareholders, as to the matters set forth in Exhibit P;

(c) the opinion of New York counsel to Purchaser, dated as of the Closing Date addressed to each of the Selling Shareholders in form and substance reasonably satisfactory to the Selling Shareholders as to the matters set forth in Exhibit Q.

(d) a copy of each of the Consents referred to in Section 7.1(c) (including, without limitation, those set forth in Schedule 5.4 of the Purchaser Disclosure Schedule);

(e)      the Settlement Agreement, duly executed by Purchaser; and

(f)      the Mutual Waivers, duly executed by Purchaser;

(g)      the Deed of Transfer, duly executed by Purchaser;

(h)      one or more Promissory Notes, each duly executed by Purchaser; and

(i)      the Agency Agreement, duly executed by Purchaser.

Section 3.4 Payment of the Aggregate Purchase Price. Subject to the other provisions of this Agreement, Purchaser shall pay the Aggregate Purchase Price in U.S. Dollars to the Selling

Shareholders in accordance with the following provisions:

(a) At the Closing, Purchaser shall pay to each Selling Shareholder such Selling Shareholder's Initial Payment, by wire transfer in immediately available funds to such Selling Shareholder's bank account (as designated by such Selling Shareholder to Purchaser in writing no later than three Business Days prior to the scheduled date of the Closing). Upon receipt of its Shareholder Initial Payment, each Selling Shareholder shall at the Closing deliver to Purchaser a written acknowledgment and receipt thereof.

(b) At the Closing, Purchaser shall issue (i) to MediaOne Promissory Notes in an aggregate amount equal to MediaOne's Shareholder Balance Amount,
         (ii) to AIF Promissory Notes in an aggregate amount equal to AIF's Shareholder Balance Amount and (iii) to Aria Infotek (A) Promissory Notes in an aggregate amount equal to Aria Infotek's Shareholder Balance Amount less US$10,000,000 and (B) the Restricted Notes in an aggregate amount equal to US$10,000,000. The form of Promissory Note is annexed hereto as Exhibit F and the form of the Restricted Note is annexed hereto as Exhibit G. The aggregate amount of all Notes issued pursuant to this Agreement shall equal US$120,000,000. The Notes shall have the respective maturity dates and aggregate repayment amounts on such maturity dates set forth in Exhibit R and each Selling Shareholder shall, in respect of each maturity date, be issued one or more Notes having an aggregate principal amount equal to such Selling Shareholder's Pro Rata Share of the aggregate principal amount of Notes having such maturity date.

(c) The Notes (including payments thereunder) shall be administered by an agent (the "Agent") under an agency agreement dated as of the Closing Date (the "Agency Agreement") at the sole cost and expense of the Selling Shareholders (other than all legal fees of Purchaser, which shall be borne by

         Purchaser). Purchaser and the Selling Shareholder shall enter into an Agency Agreement (which shall include customary representations and warranties of Purchaser) on terms and conditions satisfactory to Purchaser and the Selling Shareholders.

(d) In the event Purchaser is required to deduct or withhold any Indonesian Taxes in respect of any payment of any portion of the Purchase Price, the Selling Shareholders shall only be entitled to receive from Purchaser the amount of such payment less the amount of such deduction or withholding, provided however that to the extent a Selling Shareholder provides Purchaser with evidence of residency and other evidence as may be reasonably required by Purchaser to eliminate Purchaser's obligation to deduct or withhold any such Taxes, Purchaser shall not deduct or withhold such Taxes. In the event Purchaser makes any such deduction or withholding, Purchaser shall provide Selling Shareholder with written evidence of payment of such deducted or withheld amounts to the relevant Governmental Entity of the Republic of Indonesia as soon as reasonably practicable following such payment.

Section 3.5       Restricted Notes.

(a) Notwithstanding the other provisions of this Agreement, the Notes issued to Aria Infotek in an aggregate principal amount of US$10,000,000 shall constitute restricted notes (the "Restricted Notes"). The Restricted Notes shall comprise US$3,454,545.45 of the Notes issued to Aria Infotek having a stated maturity date of the Fifth Repayment Date, US$3,454,545.45 of the Notes issued to Aria Infotek having a stated maturity date of the Sixth Repayment Date and US$3,090,909.10 of the Notes issued to Aria Infotek having a stated maturity date of the Seventh Repayment Date. Until the expiration of the Restriction Period, (i) Aria Infotek shall not sell, transfer, pledge, charge, hypothecate, Encumber or otherwise dispose of any Restricted Notes and (ii) Purchaser shall be entitled to set-off and deduct from any and all principal or other amounts owing or due under the Restricted Notes all or any amount owing, due or otherwise payable by Aria Infotek to Purchaser under any Transaction Document or otherwise, as evidenced by (A) a written instrument executed by and between Purchaser end Aria Infotek; (B) in the event Aria Infotek participates in or assumes the defense of a third-party claim pursuant to Section 9.4 of this Agreement, the full amount for which the Company, any of its Subsidiaries or the Indemnified Party is or becomes liable as finally determined in any Proceeding or any compromise or settlement relating to such third-party claim or (C) a final arbitral award (such amounts which Purchaser shall be so entitled to set-off or deduct, are individually and collectively referred to herein as "Eligible Amounts"). The Restricted Notes shall be deemed satisfied, paid and forever discharged to the extent Purchaser sets-off or deducts any Eligible Amounts against such Restricted Notes. Neither the exercise nor the failure to exercise a right of set-off or deduction shall constitute an election of remedies or limit Purchaser in any manner in the enforcement of other remedies that may be available to it, whether at law or in equity. If exercised, such right of set-off shall be applied to the payment next due under the Restricted Notes after such right of set-off is asserted, and, to the extent necessary to satisfy such right of set-off, to subsequent Restricted Notes, in the chronological order in which such Restricted Notes mature and become due.

(b) During the Restriction Period no payment shall he required to be made by Purchaser under the Restricted Notes and Purchaser may withhold and shall not be required to pay any and all principal and other amounts which (but for Purchaser's rights under this Agreement) would otherwise have been payable under the Restricted Notes ("Withheld Amounts").

(c) On or before the date 10 Business Days following expiration of the Restriction Period (such 10th Business Day, the "Remaining Withheld Amount Payment Date"), to the extent that there exists any Withheld Amounts under a Restricted Note against which Purchaser has not set-off or deducted any Eligible Amounts hereunder (a "Remaining Withheld Amount), Purchaser shall pay to Aria Infotek, interest on such Remaining Withheld Amount from the stated maturity date of such Restricted Note through the earlier of (x) the date of payment of such interest; and (y) the Remaining Withheld Amount Payment Date, at the rate of 5.0% per annum, compounded annually. To the extent any such interest has not been paid on or before the Remaining Withheld Amount Payment Date (the "Unpaid Interest"), Purchaser shall pay to Aria Infotek interest on the Unpaid Interest from the Remaining Withheld Amount Payment Date through the date of payment of the Unpaid Interest at the rate of 10.5% per annum, compounded annually.

(d) In the event a notice of claim to Aria Infotek results in the extension of the Restriction Period beyond the date which is two years after the Closing Date (the "Second Anniversary"), (i) Aria Infotek shall, within 60 days following the Second Anniversary, be entitled to irrevocably and unconditionally surrender for cancellation and destruction Restricted Notes outstanding on the date of such surrender, (together with all rights and entitlements thereunder or relating thereto), in an aggregate principal amount no greater than the amount (if any) by which the aggregate amount of Restricted Notes outstanding at such time, exceeds two-hundred percent (200%) of the aggregate of all amounts then being claimed by Purchaser against Aria Infotek under any and all Transaction Documents (such excess, the "Excess Claim Amount"), being Restricted Notes having the latest stated maturities of all Restricted Notes; and (ii) Purchaser shall contemporaneously with such surrender issue one or more Promissory Notes having an aggregate principal amount equal to the Excess Claim Amount, with each such Promissory Note, having a principle amount equal to, and a stated maturity the same as, a Restricted Note (or part thereof) so surrendered.

(e) If, on the date the Restriction Period expires, the aggregate principal amount of all of the Restricted Notes outstanding on such date exceeds the sum of all Eligible Amounts then owing or due or otherwise payable to Purchaser (such excess, the "Excess Security Amount"), (i) Aria Infotek shall, within 60 days of the expiration of the Restriction Period, be entitled to irrevocably and unconditionally surrender for cancellation and destruction Restricted Notes outstanding on such date, (together with all rights and entitlements thereunder or relating thereto), in an aggregate principal amount no greater than the Excess Security Amount, being Restricted Notes having the latest stated maturities of all Restricted Notes; and (ii) Purchaser shall contemporaneously with such surrender issue one or more Promissory Notes having an aggregate principal amount equal to the Excess Security Amount, with each such Promissory Note, having a principal amount equal to, and a stated maturity the same as, a Restricted Note (or part thereof) so surrendered.

(f) To the extent Purchaser gives Aria Infotek notice of any set-off or deduction of any Eligible Amount under this Agreement, Aria Infotek shall within 5 Business Days thereof irrevocably and unconditionally surrender for cancellation and destruction to Purchaser, any and all Restricted Notes against which such set-off or deduction has been made, provided however to the extent any such set-off or deduction is made against less than the full principal amount of a Restricted Note, Purchaser shall issue a replacement Restricted Note for the portion of such principal amount not so set-off with the same maturity as such Restricted Note.

(g) All reasonable costs and expenses relating to any exchange of Restricted Notes for Promissory Notes as provided in this Section 3.5 shall be paid exclusively by Aria Infotek.

Section 3.6 Acknowledgement of Payment. Each Selling Shareholder shall, upon receipt of such Selling Shareholder's Pro Rata Share of US$20,000,000 paid to such Selling Shareholder by Purchaser as an advance payment of the Purchase Price under and subject to the terms of the Interim Management Agreement shall deliver to Purchaser an acknowledgment and receipt thereof.

Section 3.7 Registration of the Sale Shares. At the closing, each Selling Shareholder shall cause the entry into the Company's register of shareholders the name of Purchaser as the holder of the Shareholder Sale Shares purchased by Purchaser from such Selling Shareholder, the number of such Shareholder Sale Shares so purchased by Purchaser and the date of such purchase.

                                   ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES OF
                            THE SELLING SHAREHOLDERS

Except as specifically set forth in the Signing Disclosure Schedule (but not the Closing Disclosure Schedule), each Selling Shareholder represents and warrants to Purchaser that all of the statements contained in Sections 4.1, 4.3, 4.4, 4.6, 4.7, and 4.30 of this Article IV (other than statements which are expressly made only as of the Closing Date) are true and complete as of the date of this Agreement or, if made as of a specified date (other than expressly only as of the Closing Date), are true and complete as of such date.

Except as specifically set forth in the Closing Disclosure Schedule (but not the Signing Disclosure Schedule), each Selling Shareholder represents and warrants to Purchaser that all of the statements contained in Sections 4.1, 4.3, 4.4, 4.6, 4.7 and 4.30 of this Article IV (and not to those statements expressly made only as of a date other than the Closing Date) will be true and complete as of the Closing date as though made on the Closing Date.

Except as specifically set forth in the Signing Disclosure Schedule (but not the Closing Disclosure Schedule), each Selling Shareholder, severally and not jointly, represents and warrants to Purchaser that all of the statements contained in Section 4.2, 4.5, 4.8, 4.9, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15,
4.16, 4.17, 4.18, 4.19, 4.20, 4,21, 4.22, 4.23, 4.24, 4.25, 4.26, 4.27, 4.28,
4.29 and 4.31 of this Article IV (other than statements which are expressly made only as of the Closing Date) are true and complete as of the date of this Agreement or, if made as of a specified date (other than expressly only as of the Closing Date), are true and complete as of such date.

Except as specifically set forth in the Closing Disclosure Schedule (but not the Signing Disclosure Schedule), each Selling Shareholder, severally and not jointly, represents and warrants to Purchaser that all of the statements contained in Section 4.2, 4.5, 4.8, 4.9, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15,
4.16, 4.17, 4.18, 4.19, 4.20, 4.21, 4.22, 4.23, 4.24, 4.25, 4.26, 4.27, 4.28,
4.29 and 4.31 of this Article IV (and not to those statements expressly made only as of a date other than the Closing Date) will be true and complete as of the Closing date as though made on the Closing Date.

The Selling Shareholders and Purchaser agree that notwithstanding anything to the contrary contained in this Agreement:

(A) the exceptions to the representations and warranties set forth in the Signing Disclosure Schedule apply only to the representations and warranties made as of the date of this Agreement or, if made as of a specified date (other than expressly only as of the Closing Date), as of such date; and

(B) the exceptions to the representations and warranties set forth in the Closing Disclosure Schedule apply only to the representations and warranties made as of the Closing Date as though made on the Closing Date (and not to those statements expressly made only as of a date other than the Closing Date).

Each exception set forth in the Signing Disclosure Schedule or the Closing Disclosure Schedule and each other response to this Agreement set forth in the Signing Disclosure Schedule or Closing Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual Section of this Agreement and, except as otherwise specifically stated with respect to such exception, relates only to such Section. In the event of any inconsistency between statements in the body of this Agreement and statements in the Signing Disclosure Schedule or the Closing Disclosure Schedule (excluding exceptions expressly set forth in the Signing Disclosure Schedule or the Closing Disclosure Schedule with respect to a specifically identified Section), the statements in the body of this Agreement shall control.

Section 4.1 Legal Power; Organization; Authorization. Such Selling Shareholder is a legal entity of the type set forth opposite such Selling Shareholder's name on Schedule 4.1 of the Signing Disclosure Schedule and
Schedule 4.1 of the Closing Disclosure Schedule, duly organized and validly existing under the laws of its jurisdiction of organization as set forth in
Schedule 4.1 of the Signing Disclosure Schedule and Schedule 4.1 of the Closing Disclosure Schedule and has all requisite power and authority to execute and deliver each of the Transaction Documents, to perform its obligations under each of the Transaction Documents and to consummate the Transactions. Such Selling Shareholder has taken all necessary corporate or other action to authorize the execution and delivery of each of the Transaction Documents, the performance of its obligations under each of the Transaction Documents and the consummation of the Transactions.

Section 4.2 Subsidiaries and Affiliates. The Company does not (i) have any Subsidiaries, (ii) own, directly or indirectly, any capital stock or other securities, or any Voting Debt, of any Person or (iii) have any other direct or indirect equity or other ownership interest in any Person other than

AriaWest International Finance B.V., a private limited liability company duly incorporated and validly existing under the laws of the Netherlands. The authorized share capital of Aria West International Finance B.V. consists only of 2,000 shares, of which 400 shares are issued and paid-up as of the date hereof, and is qualified to do business in the Netherlands. As of the date of execution of this Agreement (except as set forth in Schedule 4.2 of the Signing Disclosure Schedule), and as of the Closing Date, all the outstanding shares of AriaWest International Finance B.V. are owned by the Company free and clear of all Encumbrances, and are validly issued, fully paid-up and non-assessable. AriaWest International Finance B.V. has full corporate power and authority to carry on its business as it is now being conducted and to own or use the properties and assets it now purports to own and use and is duly qualified or licensed to conduct business or own property as a corporation in every jurisdiction in which such qualification is required. True and complete copies of the deed of incorporation and articles of association of AriaWest International Finance B.V. as presently in effect have been delivered to Purchaser by the Selling Shareholders.

Section 4.3 Binding Agreement. Each of the Transaction Documents to which such Selling Shareholder is a party which are signed by such Selling Shareholder as of the date of this Agreement has been duly executed and delivered by such Selling Shareholder and, assuming due and valid authorization, execution and delivery of such Transaction Document by Purchaser and each other Selling Shareholder where required, such Transaction Document constitutes a legal, valid and binding obligation of such Selling Shareholder, enforceable against it in accordance with its terms and as of the Closing Date, such Selling Shareholder represents and warrants that each of the Transaction Documents to which such Selling Shareholder is a party which are signed by such Selling Shareholder as of the Closing Date has been duly executed and delivered, by each Selling Shareholder and, in each case, assuming due and valid authorization, execution and delivery of such Transaction Document by Purchaser and each Selling Shareholder where required, such Transaction Document constitutes a legal, valid and binding obligation of such Selling Shareholder, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of Purchaser's rights generally and (ii) general equitable principles.

Section 4.4 Selling Shareholders' Consents and Approvals: No Conflicts, Violations or Defaults. Neither the execution and delivery of any Transaction Document by such Selling Shareholder, nor the consummation by any Selling Shareholder of the Transactions, will (i) conflict with or result in any violation or breach of any provision of the organizational documents of such Selling Shareholder, (ii) as of the date of execution of this Agreement (except as set forth in Schedule 4.4 of the Signing Disclosure Schedule), and as of the Closing Date, require that such Selling Shareholder obtain any Consent of any Governmental Entity or other Person, (iii) as of the date of execution of this Agreement (except as set forth in Schedule 4.4 of the Signing Disclosure Schedule), and as of the Closing Date, require any Consent under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any agreement, loan, lease, license, contract, commitment, obligation, understanding, undertaking,arrangement or instrument to which such Selling Shareholder is a party or by which such Selling Shareholder or any of the properties or assets of such Selling Shareholder is bound or (iv) violate any binding order, writ, injunction, decree, statute, rule or regulation applicable to such Selling Shareholder or any of the properties or assets of such Selling Shareholder. As of the Closing Date (except as set forth in Schedule 4.4 of the Closing Disclosure Schedule), each Consent of any Governmental Entity and any other Person required in order for such Selling Shareholder to consummate the Transactions (including the Consents with respect to such Selling Shareholder set forth in Schedule 4.4 of the Signing Disclosure Schedule) has been obtained and remains in full force and effect.

Section 4.5 Legal Proceedings. As of the date of execution of this Agreement (except as set forth in Schedule 4.5 of the Signing Disclosure Schedule), and as of the Closing Date (except as set forth in

Schedule 4.5 of the Closing Disclosure Schedule), other than the Arbitration Proceeding, (i) there is no Proceeding pending or, to the Knowledge of the Selling Shareholders threatened against, involving or affecting the Company or any of its Subsidiaries, (ii) to the Knowledge of the Selling Shareholders, there is no Proceeding pending or threatened against, involving or affecting the KSO Unit and (iii) to the Knowledge of the Selling Shareholders, no event has occurred and no circumstances exist which may give rise to or serve as the basis for the commencement of any such Proceeding. Without limiting the generality of the foregoing, except for the Arbitration Proceeding, there is no Proceeding pending or, to the Knowledge of the Selling Shareholders, threatened against, involving or affecting the Company, any of its Subsidiaries, the KSO Unit or such Selling Shareholder which questions or challenges the validity of any Transaction Document or any action taken or to be taken by the Company, any of its Subsidiaries, the KSO Unit or such Selling Shareholder pursuant to any Transaction Document or in connection with the Transactions, or which may result in the issuance of a judgment, order or decree prohibiting or making illegal the consummation of the Transactions by the Company, any of its Subsidiaries or such Selling Shareholder, and to the Knowledge of the Selling Shareholders, there is no valid basis for any such Proceeding. Neither the Company, any of its Subsidiaries nor such Selling Shareholder is subject to any judgment, order or decree prohibiting or making illegal or otherwise adversely affecting the consummation of the Transactions.

Section 4.6       Share Ownership.

(a)      (i)      As of the date of this Agreement, such Selling Shareholder (in the case of AIF and Aria Infotek only) is the legal owner of, and has legal title to, the Shareholder Sale Shares of such Selling Shareholder and is registered for all purposes (legal, corporate and otherwise) as the owner of the Shareholder Sale Shares of such Selling Shareholder, in each case free and clear of all Encumbrances whatsoever (other than the lien securing the AriaWest Loan),
(ii) the Shareholder Sale Shares of such Selling Shareholder are now, and will be at all times between the date hereof and the Closing, owned by such Selling Shareholder and held by such Selling Shareholder, free and clear of all Encumbrances whatsoever (other than the lien securing the AriaWest Loan) and (iii) neither such Selling Shareholder nor any of its Subsidiaries owns any securities issued by, or other obligations of, the Company or any of its Subsidiaries other than the Shareholder Sale Shares of such Selling Shareholder.

(b) As of the Closing Date, each Selling Shareholder represents and warrants that (i) such Selling Shareholder is the legal owner of, and has legal title to the Shareholder Sale Shares of such Selling Shareholder and is registered for all purposes (legal, corporate and otherwise) as the owner of the Shareholder Sale Shares of such Selling Shareholder, in each case free and clear of all Encumbrances whatsoever; and (ii) neither such Selling Shareholder nor any of its Subsidiaries owns any securities issued by, or other obligations of, the Company or any of its Subsidiaries other than the Shareholder Sale Shares of such Selling Shareholder.

Section 4.7 Legal Title Conveyed. As of the Closing Date, the share certificates, stock powers, endorsements, assignments and other instruments and documents delivered by such Selling Shareholder to Purchaser at the Closing will effectively vest in Purchaser good, valid and marketable title to all of the Shareholder Sale Shares of such Selling Shareholder free and clear of all Encumbrances whatsoever. As of the Closing Date, such Selling Shareholder has conveyed to Purchaser good, valid and marketable title to the Shareholder Sale Shares of such Selling Shareholder, free and clear of all Encumbrances whatsoever. No Person has made, or threatened to make any claim, asserting that such Selling Shareholder is not the legal owner of the Shareholder Sale Shares of such Selling Shareholder or that such Shareholder Sale Shares are not authorized, validly issued or fully paid-up.

Section 4.8 Organization; Qualification of Company. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the Republic of

Indonesia, with full corporate power and authority to carry on its business as it is now being conducted and to own or use the properties and assets it now purports to own and use and is duly qualified or licensed to conduct business or own property in every jurisdiction in which such qualification is required. True and complete copies of the deed of establishment as approved by the Ministry of Justice and Human Rights of the Republic of Indonesia and other organizational documents and by-laws of the Company as presently in effect have been delivered to Purchaser by such Selling Shareholder.

Section 4.9 Company's Consents and Approvals; No Conflicts, Violations or Defaults. As of the date of execution of this Agreement (except as set forth in Schedule 4.9 of the Signing Disclosure Schedule), and as of the Closing Date, none of the execution, delivery or performance of any Transaction Document by such Selling Shareholder, nor the consummation by such Selling Shareholder of the Transactions, will (i) conflict with or result in any violation or breach of any provision of any of the organizational documents of the Company or any of its Subsidiaries or cause any Indebtedness to accelerate or become due or result in a right on the part of the holder of any Indebtedness (with or without due notice or lapse of time) to require prepayment, redemption or repurchase thereof, (ii) require that the Company or any of its Subsidiaries obtain any Consent of any Governmental Entity or other Person, (iii) require any Consent under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract (x) to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of the properties or assets of the Company or any of its Subsidiaries is bound or (y) made or entered into by or on behalf, at the direction, with the consent or under the authority of (A) any past or present Additional KSO Employee, (B) the Company, any of its Subsidiaries or any of the Selling Shareholders or (C) any past or present officer, director, commissioner or employee of the Company, any of its Subsidiaries or any of the Selling Shareholders or (iv) violate any binding order, writ, injunction, decree, statute, rule or regulation applicable to (A) the Company or any of its Subsidiaries or (B) any of the properties or assets of the Company or any of its Subsidiaries (any Consents of the types referred to in the clauses (ii), (iii) and (iv) being referred to herein as the "Required Company Consents"). As of the Closing

Date, all Required Company Consents (including the Consents set forth in
Schedule 4.9 of the Signing Disclosure Schedule) have been obtained and remain in full force and effect.

Section 4.10. Single Purpose Entity. As of the date of execution of this Agreement (except as set forth in Schedule 4.10 of the Signing Disclosure Schedule), and as of the Closing Date (except as set forth in Schedule 4.10 of the Closing Disclosure Schedule),

(a) Since the date of its formation, the Company has not been engaged in any business other than as contemplated by the KSO Agreement.

(b) Since the date of its formation, AriaWest International Finance B.V., has not been engaged in any business other than the financing of the AriaWest Loan.

Section 4.11 Capitalization. The authorized capital stock of the Company consists only of 2,704,444 Shares of which 2,704,444 Shares are issued and paid-up as of the date hereof. The Sale Shares of each Selling Shareholder are duly authorized, validly issued, fully paid-up and non-assessable, and were not issued in violation of any pre-emptive rights, and (i) there is no Voting Debt of the Company or any of its Subsidiaries issued and outstanding, (ii) as of the date of execution of this Agreement (except as set forth in Schedule 4.11 of the Signing Disclosure Schedule), and as of the Closing Date (except as set forth in
Schedule 4.11 of the Closing Disclosure Schedule), except as identified in the immediately preceding sentence, there is no share capital of the Company or any of its Subsidiaries authorized, issued, paid-up or reserved, (iii) as of the date of execution of this Agreement (except as set forth in Schedule 4.11 of the Signing Disclosure Schedule), and as of the Closing Date, other than this Agreement there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, contracts.

undertakings, understandings, obligations, arrangements or commitments of any character, relating to the issued or unissued share capital of the Company or any of its Subsidiaries, obligating the Company, any of its Subsidiaries or such Selling Shareholder to issue, transfer or sell, or cause to be issued, transferred or sold any share capital or Voting Debt of, or other equity or debt interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares, equity interests, options, warrants, calls, subscriptions or other rights or Voting Debt, or obligating the Company, any of its Subsidiaries or such Selling Shareholder to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, contract, undertaking, understanding, obligation, arrangement or commitment and
(iv) as of the date of execution of the Agreement (except as set forth in Schedule 4.11 of the Signing Disclosure Schedule), and as of the Closing Date, there are no outstanding contractual obligations of the Company, any of its Subsidiaries or such Selling Shareholder to repurchase, redeem or otherwise acquire any Shares or, other capital stock or Voting Debt of the Company or any share capital or Voting Debt of any of its Subsidiaries or for the Company or any of its Subsidiaries to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no voting trust agreements or understandings to which the Company, any of its Subsidiaries or such Selling Shareholder is a party with respect to the voting of the share capital of the Company or any of its Subsidiaries.

Section 4.12 Financial Statements. As of the date of the delivery of the Audited Financial Statements to Purchaser, and as of the Closing Date, true and complete copies of the Audited Financial Statements, will have been delivered to Purchaser. As of the date of the delivery of the Audited Financial Statements to Purchaser (except as set forth in Schedule 4.12 of the Signing Disclosure Schedule), and as of the Closing Date (except as set forth in Schedule 4.12 of the Closing Disclosure Schedule), the Audited Financial Statements will have been prepared from, will be in accordance with, and accurately reflect, the books and records of the Company and its Subsidiaries, comply with applicable accounting requirements in all material respects, will have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, will fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its Subsidiaries as at the times and for the periods referred to therein. As of the date of the delivery of the Unaudited Financial Statements to Purchaser, and as of the Closing Date, the Unaudited Financial Statements will have been delivered to Purchaser. As of the date of delivery of the Unaudited Financial Statements to Purchaser (except as set forth in Schedule
4.12 of the Signing Disclosure Schedule), and as of the Closing Date (except as set forth in Schedule 4.12 of the Closing Disclosure Schedule), the Unaudited Financial Statements will have been prepared from, will be in accordance with and accurately reflect the books and records of the Company and its Subsidiaries, comply in all material respects with applicable accounting requirements except for normal year end adjustments, will have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, will fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its Subsidiaries as at the times and for the periods referred to therein, subject to normal year-end adjustments.

Section 4.13 Books and Records. As of the date of execution of this Agreement (except as disclosed in Schedule 4.13 of the Signing Disclosure Schedule), and as of the Closing Date, the books of account, minute books, register of shareholders and other records of the Company and its Subsidiaries are true and complete in all material respects and have been maintained in accordance with all applicable legal requirements. As of the Closing Date, true and complete copies of all minute books and each register of shareholders of the Company and its Subsidiaries has been delivered to Purchaser by the Selling Shareholders, provided that, in the case of the minutes of meetings of the shareholders, Board of Directors or the Board of Commissioners of the Company dated on or after January 1, 2001, information therein which would prejudice AriaWest's claims and defenses in the Arbitration Proceeding (as reasonably determined by the Selling Shareholder) and which would not be material to a purchaser of the Sale Shares but for the Arbitration Proceeding, may be redacted by the Company prior to such delivery.

Section 4.14      No Liabilities.

(a) As of the Closing Date except for (i) the liabilities and obligations owed to the KSO Unit or as set forth in Schedule 4.14 of the Closing Disclosure Schedule and (ii) the AriaWest Loan as restructured pursuant to the AriaWest Loan Restructuring Agreement, neither the Company nor any of its Subsidiaries has any liability or obligation of any nature, whether or not absolute, accrued, contingent or otherwise.

(b) As of the date of execution of this Agreement (except as set forth in Schedule 4.14 of the Signing Disclosure Schedule), and as of the Closing Date (except as set forth in Schedule 4.14 of the Closing Disclosure Schedule), and except for (i) Indebtedness owed to Purchaser and (ii) liabilities and obligations incurred at the direction or under the authority of any person other than (A) any past or present Additional KSO Employee, (B) the Company, any of its Subsidiaries, any of the Selling Shareholders or the Affiliates of the Selling Shareholders, or (C) any past or present officer, director, commissioner or employee of the Company, any of its Subsidiaries, any of the Selling Shareholders or the Affiliates of the Selling Shareholders, the KSO Unit has no liability or obligation of any nature, whether or not absolute, accrued, contingent or otherwise.

(c) As of the Closing Date, except for Indebtedness owed to Purchaser, there are no liabilities or obligations of any nature, whether or not absolute, accrued, contingent or otherwise) owed or alleged to be owed by the Company, any of its Subsidiaries or the KSO Unit which (A) any past or present

         Additional KSO Employee, (B) the Company, any of its Subsidiaries, any of the Selling Shareholders or Affiliates of the Selling Shareholders, or (C) any past or present officer, director, commissioner or employee of the Company, any of its Subsidiaries, any of the Selling Shareholders or Affiliates of the Selling Shareholders has disputed or determined to dispute or refused to pay.

Section 4.15      Accounts Receivable.

(a) As of the date of execution of this Agreement (except as set forth in Schedule 4.15(a) of the Signing Discloser Schedule), and as of the Closing Date (except as set forth in Schedule 4.15(a) of the Closing Disclosure Schedule), other than the accounts receivable from the KSO Unit, the Company and its Subsidiaries have no accounts receivable.

(b) As of the Closing Date (except as set forth in Schedule 4.15(b) of the Closing Disclosure Schedule), neither the Selling Shareholders, the Company nor any of its Subsidiaries has assigned, delegated or otherwise transferred to any Person all or any interest in, or claim in respect of, any receivables or other amounts owing to the Company or any of its Subsidiaries from Purchaser or the KSO Unit which are outstanding as of the date hereof or any other right of the Company, any of its Subsidiaries or any Selling Shareholder relating thereto. As of the Closing Date, all assignments, delegations or other transfers, including those listed in Schedule 4.15(b) of the Closing Disclosure Schedule, shall have been made without recourse and without any obligation to the Company whatsoever and the Company Shall have no liabilities or obligations in respect of such assignment, delegation or other transfer that have not been fully performed or discharged on or before the Closing Date.

Section 4.16 AriaWest Loan. As of the Closing Date that any and all breaches and defaults

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

(including claims in respect thereof) under the AriaWest Loan have been irrevocably waived and forever released by all of the parties thereto.

Section 4.17 Absence of Certain Changes. Since December 31, 2001, each of the Company and its Subsidiaries has as of the date of execution of this Agreement (except as set forth in Schedule 4.17 of the Signing Disclosure Schedule), and as of the Closing Date (except as set forth in Schedule 4.17 of the Closing Disclosure Schedule), conducted its business only in the ordinary and usual course and consistent with past practice, and neither the Company nor any of its Subsidiaries has:

(a) as of the date of execution of this Agreement (except as set forth in Schedule 4.17 of the Signing Disclosure Schedule), and as of the Closing Date (except as set forth in Schedule 4.17 of the Closing Disclosure Schedule), suffered any Material Adverse Effect;

(b) as of the date of execution of this Agreement (except as set forth in Schedule 4.17(b) of the Signing Disclosure Schedule), and as of the Closing Date (except as set forth in Schedule 4.17(b) of the Closing Disclosure Schedule), incurred any liability or obligation (absolute, accrued, contingent or otherwise);

(c) permitted or allowed any of its property or assets (real, personal or mixed, or tangible or intangible) to become subject to any Encumbrance whatsoever;

(d) as of the date of execution of this Agreement (except as set forth in Schedule 4.17(d) of the Signing Disclosure Schedule), and as of the Closing Date (except as set forth in Schedule 4.17(d) of the Closing Disclosure Schedule), cancelled or written off as uncollectible any receivables or waived any claims or rights of substantial value other than pursuant to the Transaction Documents;

(e) as of the date of execution of this Agreement (except as set forth in Schedule 4.17(e) of the Signing Disclosure Schedule), and as of the Closing Date (except as set forth in Schedule 4.17(e) of the Closing Disclosure Schedule), sold, transferred, or otherwise disposed of (i) any of the KSO Unit Installations or (ii) other than in the ordinary course of business and consistent with past practice, any of its other properties or assets (real, personal or mixed, or tangible or intangible), in each case, except to Purchaser or the KSO Unit;

(f) as of the date of execution of this Agreement (except as set forth in Schedule 4.17(f) of the Signing Disclosure Schedule), and as of the Closing Date (except as set forth in Schedule 4.17(f) of the Closing Disclosure Schedule), disposed of or permitted to lapse any rights to the use of any Intellectual Property, or disposed of or disclosed to any Person other than representatives of Purchaser any trade secret, formula, process, know-how or other Intellectual Property not heretofore a matter of public knowledge;

(g) as of the date of execution of this Agreement (except as set forth in Schedule 4.17(g) of the Signing Disclosure Schedule), and as of the Closing Date (except as set forth in Schedule 4.17(g) of the Closing Disclosure Schedule), granted any increase in the compensation of officers, directors, commissioners or employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any officer, director, commissioner or employee, and no such increase is customary on a periodic basis or required by agreement or understanding for an amount in excess of US$50,000 (or equivalent in any other currency);

(h) as of the date of execution of this Agreement (except as set forth in Schedule 4.17(h) of the Signing Disclosure Schedule), and as of the Closing Date, made any capital expenditure or commitment for additions to property, plant, equipment or intangible capital assets;

(i) declared, paid or set aside for payment any dividend or other distribution in respect of its share capital or redeemed, purchased or otherwise acquired, directly or indirectly, any share capital or other securities of the Company or any of its Subsidiaries;

(j) except as set forth in the Audited Financial Statements, made any change in any method of accounting or accounting practice;

(k) as of the date of execution of this Agreement (except as set forth in Schedule 4.17(k) of the Signing Disclosure Schedule), and as of the Closing Date (except as set forth in Schedule 4.17(k) of the Closing Disclosure Schedule), paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, or tangible or intangible) to, or entered into any agreement or arrangement with, any of its commissioners, directors or officers or any Person controlled (as such term is defined in the definition of "Affiliate") by any of its commissioners, directors or officers except for commissioners' fees and compensation to directors and officers at rates not exceeding the rates set forth in Schedule 4.17(l) of the Closing Disclosure Schedule; or

(l) agreed or committed, whether in writing or otherwise, to take any action described in this Section 4.17.

Section 4.18      Insurance. As of the date of execution of this Agreement,
Schedule 4.18 of the Signing Disclosure Schedule, and as of the Closing Date,
Schedule 4.18 of the Closing Disclosure Schedule, sets forth a true and complete list of all insurance policies, other insurance arrangements and other contracts or arrangements for the transfer or sharing of insurance risks by the Company or any of its Subsidiaries in force on the date hereof with respect to the business or assets of the Company or its Subsidiaries, together with a statement of the aggregate amount of claims paid out within the last three years, and claims pending, under each such insurance policy or other arrangement through the date hereof. As of the date of execution of this Agreement (except as set forth in Schedule 4.18 of the Signing Disclosure Schedule), and as of the Closing Date (except as set forth in Schedule 4.18 of the Closing Disclosure Schedule), (a) all such policies are in full force and effect, all premiums due thereon have been paid by the Company or its Subsidiaries, and the Company and its Subsidiaries are otherwise in full compliance with the terms and provisions of such policies, (b) neither the Company nor any of its Subsidiaries has received any notice of cancellation or non-renewal of any such policy or arrangement and to the Knowledge of the Selling Shareholders the termination of any such policies or arrangements is not threatened, (c) there is no claim pending under any of such policies or arrangements as to which coverage has been denied or disputed by the underwriters of such policies or arrangements and (d) neither the Company nor any of its Subsidiaries has received any notice from any of its insurance carriers that any insurance premiums will be increased in the future or that any insurance coverage presently provided for will not be available to the Company or any of its Subsidiaries in the future on substantially the same terms as now in effect.

Section 4.19      Properties and Assets.

(a) Neither the Company nor any of its Subsidiaries has transferred, sold or otherwise disposed of or destroyed any KSO Unit Installations. Each of the Company and its Subsidiaries has good, valid and marketable title to all of (i) the KSO Unit Installations in the possession of or under the control of the KSO Unit and (ii) as of the date of execution of this Agreement (except as set forth in Schedule 4.19 of the Signing Disclosure Schedule), and as of the Closing Date, the properties and assets in the possession of the Company and its Subsidiaries, in each case free and clear of all Encumbrances whatsoever (collectively, the "Assets"), provided however that between the date hereof and the Closing Date, the Company intends to sell or transfer to one or more third parties the assets listed in Schedule 4.17(e) of the Signing Disclosure Schedule. Neither the Company nor any of its Subsidiaries owns any land or buildings.

(b) Except for the Arbitration Proceeding, there is no Proceeding pending, or to the Knowledge of the Selling Shareholders, threatened against, involving or affecting any of the Assets. Neither the Company nor any of its Subsidiaries is a party to any lease, assignment or similar arrangement under which the Company or any of its Subsidiaries is a lessor or assignor of, or otherwise makes available for use by any third-party, any of the Assets.

(c) Each of the Company and its Subsidiaries has obtained all appropriate certificates, licenses, easements and rights of way required to use and operate the Assets in the manner in which the Assets are currently being used and operated. True and complete copies of all such certificates, permits and licenses in respect of any Real Property have been furnished to Purchaser by the Selling Shareholders. Each of the Company and its Subsidiaries has all approvals, permits and licenses necessary to own or operate the Assets as currently owned and operated, and no such approvals, permits or licenses will be required, as a result of the Transactions, to be issued after the date hereof in order to permit each of the Company and its Subsidiaries, following the Closing, to continue to own or operate the Assets in the same manner as heretofore.

Section 4.20  Leases. As of the date of execution of this Agreement, Schedule
4.20 of the Signing Disclosure Schedule, and as of the Closing Date, Schedule
4.20 of the Closing Disclosure Schedule, contains an accurate and complete list of all of the Leases in effect. A true and complete copy of each Lease set forth in Schedule 4.20 of the Signing Disclosure Schedule and Schedule 4.20 of the Closing Disclosure Schedule has been delivered to Purchaser by the Selling Shareholders. Each Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect. The leasehold estate created by each Lease is free and clear of all Encumbrances whatsoever and has been registered with the appropriate Governmental Entity of the Republic of Indonesia.

There are no existing defaults under any of the Leases by any of the parties thereto. No event has occurred that (whether with or without notice, lapse of time, or the happening or occurrence of any other event) would constitute a default under any Lease. Such Selling Shareholder has not received written notice, nor has any other reason to believe, that any lessor under any Lease will not consent (where such consent is necessary) to the consummation of the Transactions without requiring any modification of the rights or obligations of the lessee thereunder.

Section 4.21 Environmental Matters. To the Knowledge of the Selling Shareholders, each of the Company and its Subsidiaries is in full compliance with all Environmental Laws. The Company has not received any written communication, whether from a Governmental Entity of the Republic of Indonesia, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries is not in full compliance with any Environmental Laws.

Section 4.22  Contracts and Commitments.

(a) As of the date of execution of this Agreement, Schedule 4.22(a) of the Signing Disclosure Schedule, and as of the Closing Date, Schedule 4.22(a) of the Closing Disclosure Schedule, contains a complete and accurate list of all agreements, contracts, licenses, instruments, obligations and commitments of any kind, whether written or oral, including all indentures, loans, mortgages leases, notes, installment obligations (including finance leases), consulting agreements, services agreements and agreements for the sale of goods or provision of services, any agreement to acquire any debt obligations of others, power of attorney or any obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any other Person, corporation, partnership, joint venture, association, organization or other entity (collectively, the "Contracts") for which any of the following apply: (i) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their properties or assets may be bound or (ii) entered into by or on behalf, at the direction, with the consent or under the authority of (A) any past or present Additional KSO Employee, (B) the Company, any of its Subsidiaries or any of the Selling Shareholders, (C) any past or present officer, director, commissioner or employee of the Company, any of its Subsidiaries or any of the Selling Shareholders or (D) any past or present officer, director, commissioner or employee of any Affiliate of any Selling Shareholder to which the KSO Unit is a party or by which the KSO Unit or any of its properties or assets may be bound.

(b) Except for the KSO Agreement, each of the Contracts is a legal, valid, binding and enforceable obligation of the parties thereto, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of Purchaser's rights generally and (ii) general equitable principles. Except for the KSO Agreement, neither the Company nor any of its Subsidiaries is in default under or in violation of, nor has any event occurred that with the giving of notice or lapse of time or both would constitute a default or event of default under, nor is there any valid basis for any claim of default under or violation of, any Contract. To the Knowledge of the Selling Shareholders, the KSO Unit is not in default under or in violation of any Contract and no event has occurred that with the giving of notice or lapse of time or both would constitute a default or event of default under, and there is no basis for any claim of default under or violation of, any Contract. To the Knowledge of the Selling Shareholders, there has been no default, violation or event that with the giving of notice or lapse of time or both would constitute a default or event of default on the part of any other party to a Contract except for the KSO Agreement. As of the Closing Date, each Contract then in effect was entered into in the ordinary course of business consistent with past practice.

Section 4.23 Labor; Employee Benefit Plans.

(a) Each of the Company and its Subsidiaries is and has at all times been, in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and neither the Company nor any of its Subsidiaries is engaged in any unfair labor practices, as defined in any applicable laws. As of the date of execution of this Agreement Schedule 4.23(a) of the Signing Disclosure Schedule, and as of the Closing Date, Schedule 4.23(a) of the Closing Disclosure Schedule, lists each employee of the Company.

(b) There is no Proceeding pending or threatened against the Company or any of its Subsidiaries by or on behalf of any past or present Additional KSO Employee or any past or present officer, director, commissioner or employee of the Company, any of its Subsidiaries or, to the Knowledge of the Selling Shareholders, the KSO Unit in respect of the employment practices of the Company or any of its Subsidiaries.

(c) As of the date of execution of this Agreement (except as set forth in Schedule 4.23 of the Signing Disclosure Schedule), and as of the Closing Date, neither the Company nor any of its Subsidiaries has or has had any Plans.

Section 4.24 Compliance with Laws. As of the date of execution of this Agreement (except as set forth in Schedule 4.24 of the Signing Disclosure Schedule), and as of the Closing Date, each of the Company and its Subsidiaries has complied with all laws, rules and regulations, judgments, decrees and orders of all Governmental Entities that affect the business, properties, assets or interests of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any notice, charge, claim, action or assertion alleging any violation of any laws, rules and regulations, judgments, decrees or orders of any

Governmental Entity that affect the business, properties, assets or interests of the Company or any of its Subsidiaries and no such notice, charge, claim, action or assertion has been filed, commenced or to the Knowledge of the Selling Shareholders threatened against the Company or any of its Subsidiaries. To the Knowledge of the Selling Shareholders, the KSO Unit has not received any notice, charge, claim, action or assertion alleging any violation of any laws, rules and regulations, judgments, decrees or orders of any Governmental Entity that affect the business, properties, assets or interests of the KSO Unit and to the Knowledge of the Selling Shareholders no such notice, charge, claim, action or assertion has been filed, commenced or threatened against the KSO Unit.

Section 4.25 Insider Interests, Debt and Guarantees. As of the date of execution of this Agreement (except as set forth in Schedule 4.25 of the Signing Disclosure Schedule), and as of the Closing Date (except as set forth in
Schedule 4.25 of the Closing Disclosure Schedule), none of the past or present directors, commissioners, officers, employees, statutory auditors or shareholders of the Company, any of its Subsidiaries, any of the Selling Shareholders, or any of the Affiliates of the Company, any of its Subsidiaries or any of the Selling Shareholders, or any entity in which any such person or entity has a significant economic or financial interest (other than the Company and its Subsidiaries), any past or present Additional KSO Employee, (each a "Related Person") is a party to or has any interest in any contracts or agreement, arrangement or understanding (whether oral or otherwise) or property (real or personal, or tangible or intangible), including any Intellectual Property, used in or pertaining to the business or assets of the Company, any of its Subsidiaries or the KSO Unit. Neither the Company, any of its Subsidiaries nor the KSO Unit has any outstanding liabilities, obligations or Indebtedness to any Related Person, and no Related Person has outstanding any liabilities, obligations or Indebtedness to the Company, any of its Subsidiaries or the KSO Unit. Except for the AriaWest Loan, neither the Company, any of its Subsidiaries nor the KSO Unit has entered into any guarantees, keep-wells or financial support arrangements or other accommodations to any third-party with respect to Indebtedness of any Related

Person or with respect to Indebtedness of any of their Affiliates.

Section 4.26 Tax Matters.

(a) As of the date of this Agreement (except as set forth in Schedule 4.26(a) of the Signing Disclosure Schedule) and as of the Closing Date (except as set forth in Schedule 4.26(a) of the Closing Disclosure Schedule), each of the Company and its Subsidiaries has duly filed all Tax Returns that are required to be filed and has duly paid or caused to be duly paid in full all Taxes for all periods or portions thereof ending through the date hereof (whether or not shown on any Tax Return). All such Tax Returns are correct and complete and accurately reflect all liability for Taxes for the periods covered thereby.

(b) There are no liens for Taxes upon any property or assets of the Company or any of its Subsidiaries.

(c) As of the date of this Agreement (except as set forth in Schedule 4.26(c) of the Signing Disclosure Schedule), and as of the Closing Date (except as set forth in Schedule 4.26(c) of the Closing Disclosure Schedule), each of the Company and its Subsidiaries has complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have, within the manner prescribed by law, withheld and paid over to the proper taxing authorities all amounts required to be so withheld and paid over under applicable laws.

(d) All Tax deficiencies that have been claimed, proposed or asserted against the Company or any of its Subsidiaries have been fully paid or finally settled, and no issue has been raised in any examination by any taxing authority that, by application of similar principles, could reasonably be expected to result in the proposal or assertion of a Tax deficiency for another taxable period not so examined.

(e) As of the date of execution of this Agreement (except as set forth in Schedule 4.26 of the Signing Disclosure Schedule), and as of the Closing Date, no power of attorney has been granted by or with respect to the Company or any of its Subsidiaries with respect to any matter relating to Taxes.

(f) As of the date of execution of this Agreement (except as set forth in Schedule 4.26 of the Signing Disclosure Schedule), and as of the Closing Date, neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement, and neither the Company nor any of its Subsidiaries has any potential liability or obligation to any Person as a result of, or pursuant to, any such agreement, contract or arrangement.

(g) There is no Proceeding pending or threatened concerning any Tax liability of the Company.

(h) Within 20 days of the date of execution of this Agreement, true and complete copies of all Tax Returns of each of the Company and its Subsidiaries have been delivered to Purchaser by the Selling Shareholders (other than Tax Returns that shall not have been required to be filed as of such date).

(i) As of the date of execution of this Agreement (except as set forth in Schedule 4.26 of the Signing Disclosure Schedule), and as of the Closing Date (except as set forth in Schedule 4.26 of the Closing Disclosure Schedule), since December 31, 2001, the Company has not set-off any taxable income against the Tax Loss Carryforwards.

(j) Within 20 days of the date of execution of this Agreement, true and complete copies of each of (i) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Entity relating to Taxes due from or with respect to the Company or any of its Subsidiaries and (ii) all closing agreements entered into by the Company or any of its Subsidiaries with any taxing authority have been delivered to Purchaser by the Selling Shareholders, and as of the Closing Date, no such agreements have been entered into by the Company or any of its Subsidiaries between the date of execution of this Agreement and the Closing Date.

(k) As of the date of execution of this Agreement (except as set forth in Schedule 4.26 of the Signing Disclosure Schedule), and as of the Closing Date, neither the Company nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes relating to the operation of the Company or any of its Subsidiaries prior to December 31, 2001 in excess of the amounts that are accrued with respect thereto and are reflected in the Financial Statements, and since the date of the Financial Statements, none of the Company nor any of its Subsidiaries has incurred any liability for Taxes, except with respect to operations in the ordinary course of business consistent with past practice after December 31, 2001. All Taxes owed and due by each of the Company and its Subsidiaries relating to operations of the Company and its Subsidiaries for all periods or portions thereof ending through the date hereof (whether or not shown on any Tax Return) have been duly paid in full.

(l) Neither the Company nor any of its Subsidiaries has received written notice of any claim made by an authority in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns, that the Company is or may be subject to taxation by that jurisdiction.

Section 4.27 Intellectual Property.

(a) Each of the Company and its Subsidiaries owns or otherwise possesses valid and enforceable licenses for all Intellectual Property currently used in or necessary for the conduct of the business of the Company and its Subsidiaries, and the consummation of the Transactions will not alter or impair any such ownership, possession, right or licenses in any respect. The Company is in full compliance with the terms and conditions of all licenses for all Intellectual Property.

(b) There is no opposition, cancellation, invalidity, interference or re-examination proceeding or other Proceeding presently pending or threatened with respect to any Intellectual Property used in the business of the Company or any of its Subsidiaries. The conduct of the business of the Company and its Subsidiaries and the use by the Company and its Subsidiaries of such Intellectual Property does not infringe any Intellectual Property right or any other proprietary right of any Person.

(c) To the Knowledge of the Selling Shareholders, there is no opposition, cancellation, invalidity, interference or re-examination proceeding or other Proceeding presently pending or threatened with respect to any Intellectual Property used in the business of the KSO Unit. To the Knowledge of the Selling Shareholders, the conduct of the business of the KSO Unit and the use by the KSO Unit of such Intellectual Property does not infringe any Intellectual Property right or any other proprietary right of any Person.

(d) Neither (A) any past or present Additional KSO Employee, (B) the Company, any of its Subsidiaries or any of the Selling Shareholders nor
         (C) any past or present officer, director, commissioner or employee of the Company, any of its Subsidiaries or any of the Selling Shareholders has received any written notice from any other Person pertaining to or challenging the right of the Company, any of its Subsidiaries or the KSO Unit to use any of the Intellectual Property currently used in the businesses of the Company, any of its Subsidiaries or the KSO Unit. Neither the Company nor any of its Subsidiaries has made, or has grounds for making, any claim of a violation or infringement by any other Person of its rights to or in connection with the Intellectual Property used in the business of the Company or any of its Subsidiaries.

Section 4.28 License. As of the date of execution of this Agreement (except as set forth in Schedule 4.28 of the Signing Disclosure Schedule), and as of the Closing Date (except as set forth in Schedule 4.28 of the Closing Disclosure Schedule), the License is owned by the Company, is valid and enforceable and has not been cancelled, terminated, suspended or otherwise altered or impaired in any way. Prior to July 9, 2001, the Company was not in breach of, and was in full compliance with, all of the terms and conditions of the License. For the period on and following July 9, 2001, to the Knowledge of the Selling Shareholders, the Company has not breached and is in full compliance with, all of the terms and conditions of the License. For the purposes of the second and third sentences of this Section 4.28, (but for no other purpose), to the extent any actual or alleged breach or default by the Company of the KSO Agreement which is the subject of the Arbitration Proceeding would constitute a breach or default by the Company of the License, such breach or default shall be deemed to be properly disclosed to Purchaser in the Signing Disclosure Schedule and the Closing Disclosure Schedule. The consummation of the Transactions will not alter or impair the License, any rights of the Company with respect to the License or the Company's ownership of the License in any respect. There is no opposition, cancellation, invalidity, interference or re-examination proceeding or other Proceeding presently pending or threatened relating to or in connection with the License. Neither (A) any past or present Additional KSO Employee, (B) the Company, any of its Subsidiaries, or any of the Selling Shareholders or their respective Affiliates nor (C) any past or present officer, director, commissioner or employee of the Company, any of its Subsidiaries or any of the Selling Shareholders has received any written notice from any other Person pertaining to or challenging the right of the Company, any of its Subsidiaries or the KSO Unit to use the License.

Section 4.29 Bank Accounts. As of the date of execution of this Agreement,
Schedule 4.29 of the Signing Disclosure Schedule, and as of the Closing Date,
Schedule 4.29 of the Closing Disclosure Schedule, sets forth the names and locations of all banks, and other financial institutions at which the Company, and its Subsidiaries maintain, or any of the past or present Additional KSO Employees has signature authority over or rights relating to, safe deposit boxes, savings, time deposit or checking accounts or other accounts of any nature and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

Section 4.30 Brokers or Finders. None of the Company, any of its Subsidiaries or such Selling Shareholder has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker's or finder's fee or any other commission or similar fee in connection with any of the Transactions except Canadian Imperial Bank of Commerce, Singapore office and Prince Consulting, whose fees and expenses will be paid or otherwise satisfied in full by the Company prior to Closing in accordance with the Company's and/or Selling Shareholders, agreements with such firms.

Section 4.31 Full Disclosure. No representation or warranty by such Selling Shareholder contained in the Transaction Documents, Signing Disclosure Schedule, Closing Disclosure Schedule, Audited Financial Statements, Unaudited Financial Statements, certificates and other documents delivered pursuant to the Transaction Documents, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary, in light of the circumstances under which it was or will be made, to make the statements herein or therein not misleading.

                                   ARTICLE V
                       REPRESENTATIONS AND WARRANTIES OF
                                   PURCHASER


Purchaser represents and warrants to each Selling Shareholder that:

Section 5.1 Organization. Purchaser is a limited liability company duly organized and validly existing under the laws of the Republic of Indonesia and has all requisite power and authority to execute and deliver each of the Transaction Documents, to perform its obligations under each of the Transaction Documents and to consummate the Transactions.

Section 5.2 Authorization: Validity of Agreement. Purchaser has taken all corporate or other action necessary to execute and deliver each of the Transaction Documents and to perform its obligations under each of the Transaction Documents. The consummation by Purchaser of the Transactions has been duly authorized by Purchaser's Board of Commissioners and, except for the approval of the General Meeting of Shareholders of Purchaser, no other corporate action on the part of Purchaser is necessary to authorize the consummation by Purchaser of the Transactions. As of the Closing Date, the approval of a General Meeting of Shareholders of Purchaser of the consummation by Purchaser of the Transactions has been obtained and remains in full force and effect.

Section 5.3 Binding Agreement. Each of the Transaction Documents which are signed as of the date of this Agreement has been duly executed and delivered by Purchaser and, assuming due and valid authorization, execution and delivery of such Transaction Document by the Selling Shareholders where required, such Transaction Document constitutes a legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms and as of the Closing Date, each of the Transaction Documents which are signed as of the Closing Date has been duly executed and delivered by Purchaser and, in each case, assuming due and valid authorization, execution and delivery of such Transaction Document by the Selling Shareholders where required, such Transaction Document constitutes a legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except (i) as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of the Selling Shareholders' rights generally and (ii) general equitable principles.

Section 5.4 Consents and Approvals: No Conflicts, Violations or Defaults. Except for such Consents as are set forth in Schedule 5.4 of the Purchaser Disclosure Schedule, neither the execution or delivery of any Transaction Document by Purchaser nor the consummation by Purchaser of the Transactions will (i) conflict with or result in any breach of any provision of Purchaser's organizational documents, (ii) require that Purchaser obtain any Consent of any Governmental Entity or any other Person, (iii) require any Consent under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any agreement, loan, lease, license, contract, commitment, obligation, understanding, undertaking, arrangement or instrument to which Purchaser is a party or by which Purchaser or any of its properties or assets is bound or (iv) violate any binding order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser or any of its properties or assets. As of the Closing, each Consent of any Governmental Entity and any other Person required in order for Purchaser to consummate the Transactions (including, without limitation, the Consents set forth in Schedule 5.4 of the Purchaser Disclosure Schedule) shall have been obtained and remains in full force and effect.

Section 5.5 Legal Proceedings. Except for the Arbitration Proceeding, there are no Proceedings pending against, involving or affecting Purchaser which question or challenge the validity of any Transaction Document or any action taken or to be taken by Purchaser pursuant to any Transaction Document or in connection with the Transactions, or which may result in the issuance of a judgment, order or decree prohibiting or making illegal the consummation of the Transactions by Purchase, and to the knowledge of Purchaser, there is no valid basis for any such Proceeding. Purchaser is not subject to any judgment, order or decree prohibiting or making illegal or otherwise adversely affecting the consummation by Purchaser of the Transactions.

Section 5.6 Brokers or Finders. Purchaser has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker's or finder's fee or any other commission or similar fee in connection with any of the Transactions, except Salomon Smith Barney, whose fees and expenses will be paid by Purchaser in accordance with Purchaser's agreement with such firm.

                                   ARTICLE VI
                                   COVENANTS

Section 6.1 Interim Operations of the Company. The Selling Shareholders shall severally and not jointly cause each of the Company and its Subsidiaries, from the date hereof to the Closing Date, except (i) as expressly provided in the Transaction Documents or (ii) as may be agreed in writing by Purchaser:

(a) (i) to conduct its business diligently and in accordance with all applicable laws and regulations, (ii) not to hire any permanent employees, (iii) not to take any action or fail to act resulting in the cancellation, termination, suspension or other alteration or impairment in any way of the License and (iv) not to take any action which would impair any existing relations with customers or suppliers of goods or services, provided however that none of the Company, its Subsidiaries nor the Selling Shareholders shall be prohibited from taking any action (even if such action impairs such existing relations) related to the settlement of liabilities of the Company as contemplated by this Agreement;

(b) not to (i) amend its organizational documents, (ii) issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of its share capital, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock or any Voting Debt, (iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any shares of any class or series of its capita] stock, (iv) split, combine or reclassify any shares of any class or series of its capital stock or (v) redeem, purchase or otherwise acquire, directly or indirectly, any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares;

(c) not to organize any new Subsidiary or acquire any capital stock or other equity securities, or equity or ownership interest in the business, of any other Person;

(d)      not to modify, amend or terminate any Contract set forth in Schedule
         4.22 of the Closing Disclosure Schedule or waive, release or assign any rights or claims thereunder;

(e) not to (i) incur or assume any Indebtedness (except for Indebtedness to shareholders of the Company), (ii) assume, guarantee, endorse or otherwise take any action to become liable or responsible (whether directly, contingently or otherwise) for the liabilities or obligations of any other Person, (iii) except as set forth in Schedule 4.15(b) of the Closing Disclosure Schedule, assign, delegate or otherwise transfer to any Selling Shareholder or any third-party all or any interest in, or claim in respect of, any receivables or other amounts that are owing to the Company or any of its Subsidiaries from Purchaser or the KSO Unit or any other rights of the Company or any of its Subsidiaries or any Selling Shareholder whether in respect of the KSO Unit or otherwise, provided however in each case that any such assignment, delegation or other transfer shall have been made without recourse and without any obligation to the Company whatsoever and the Company shall have no liabilities or obligations in respect of such assignment, delegation or other transfer that have not been fully performed or discharged on or prior to the Closing Date, (iv) dispose of or permit to lapse any rights to any Intellectual Property or (v) change any of the banking or safe deposit arrangements described or referred to in any part of the Signing Disclosure Schedule or the Closing Disclosure Schedule or open any new safe deposit boxes, savings, time deposit or checking accounts or other accounts of any nature, in each except to transfer to the Person designated by Purchaser (to the sole and absolute satisfaction of Purchaser) all authority, right or interest in such banking or safe deposit arrangements;

(f) except is set forth in Schedule 4.17(e) of the Closing Disclosure Schedule, not to sell, lease, license, hypothecate, mortgage, pledge, transfer or otherwise encumber or dispose or destroy any assets or property except to the KSO Unit;

(g) except as set forth in Schedule 4.17(g) of the Closing Disclosure Schedule or as may otherwise be directly related to payments of severance, bonus or success fees (provided however that such the aggregate amount of such payments shall not exceed US$6,000,000), not to increase the compensation payable or to become payable to any of its officers, directors, commissioners, employees, agents or consultants (other than Prince Consulting, Canadian Imperial Bank of Commerce, Singapore office, Ernst & Young and PriceWaterhouseCoopers) or to Persons providing management services including by entering into or amending any employment, severance, consulting, termination or other agreement with, or employee benefit plan for, by making any loan or advance to, any of its officers, directors, commissioners, employees, agents or consultants (other than Prince Consulting Canadian Imperial Bank of Commerce, Singapore office, Ernst & Young and PriceWaterhouseCoopers) or by making any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise, provided however that on and from the closing Date the Company shall have no liabilities or obligations in respect of any payments or other actions by the Company in respect of any of the matters as contemplated by this
         Section 6.1(g);

(h) neither the Company nor any of its Subsidiaries shall permit any insurance policy in effect as of the date hereof and naming it as a beneficiary or a loss payable payee to be canceled or terminated;

(i) not to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(j) not to (i) change any of the accounting methods used by it unless required by GAAP or (ii) except as set forth in Schedule 4.26(j) of the Signing Disclosure Schedule, make any election relating to Taxes, change any election relating to Taxes already made, adopt any accounting method relating to Taxes, change any accounting method relating to Taxes unless required by GAAP, enter into any closing agreement relating to Taxes, settle or consent to any claim or assessment relating to Taxes (except with respect to Taxes listed in Schedule 4.26(a) and Schedule 4.26(c) of the Signing Disclosure Disclosure) or waive the statute of limitations for any such claim or assessment; and

(k) not to enter into any agreement, contract, commitment or arrangement to do any of the foregoing.

Section 6.2 Access; Confidentiality.

(a) From the date hereof until the Closing Date, each Selling Shareholder, severally and not jointly, shall cause the Company to (i) afford Purchaser and its authorized representatives reasonable access to all books, records, offices and other facilities of the Company, its Subsidiaries and (to the extent within the control of any of the Company, its Subsidiaries, or such Selling Shareholder or any of its Affiliates) the KSO Unit, to the Assets and to personnel and suppliers of each of the Company and its Subsidiaries (ii) permit Purchaser to make such inspections (including making such reasonable investigations and assessments, as Purchaser deems necessary or appropriate in its sole and absolute discretion) of the condition of such properties or the business conducted there and to make copies of such books and records as it may reasonably require and (iii) furnish Purchaser with such financial and operating data and other information as Purchaser may from time to time reasonably request. Purchaser and its authorized representatives shall use reasonable efforts to conduct all such inspections in a manner that will minimize disruptions to the business and operations of the Company, its Subsidiaries and the KSO Unit. Notwithstanding the foregoing, the Company shall not be required to disclose to Purchaser any information (i) the disclosure of which would prejudice AriaWest's claims and defenses in the Arbitration Proceeding (as reasonably determined by the Selling Shareholders) and
         (ii) which would not be material to a purchaser of the Sale Shares but for the Arbitration Proceeding.

(b) From the date hereof and at all times thereafter, except as otherwise provided herein, each of the Selling Shareholders and Purchaser shall, and shall (in the case of the Selling Shareholder severally and not jointly) use its reasonable efforts to cause the consultants, advisors and representatives of the Company and its Subsidiaries to, treat the terms of the Transaction Documents and all nonpublic, confidential or proprietary information concerning the Company, its Subsidiaries and the KSO Unit as strictly confidential (except to the extent such information is requested to be disclosed by judicial or administrative process or, in the reasonable opinion of the disclosing party, by other requirements of law), provided that (i) prior to the Closing, Purchaser may use and disclose such information in connection with Purchaser's evaluation of the Transactions, including evaluation of the acquisition of the Sale Shares, negotiation of the Transaction Documents, preparation and circulation of any disclosure, notice or other materials in connection with Purchaser's meeting of shareholders and obtaining any other required Consents and (ii) as and from the Closing Date Purchaser shall not be subject to any such limitation. Each of the Selling Shareholders shall (as and from the

         Closing Date), and shall (severally and not jointly) use its reasonable efforts to cause such Selling Shareholder's consultants, advisors and representatives to, refrain from using or disclosing such information, except (A) to the extent requested to be disclosed by judicial or administrative process or by other requirements of law, (B) as required for internal reporting or archival purposes or (C) for use in any Proceeding.

Section 6.3 Efforts and Actions to Cause Closing to Occur.

(a) Prior to the Closing, upon the terms and subject to the conditions of this Agreement, each Selling Shareholder and Purchaser shall use, and each Selling Shareholder shall (severally and not jointly) cause the Company and its Subsidiaries to use, its respective reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done and to cooperate with each other in order to do, all things necessary, proper or advisable (subject to any applicable laws) to consummate the Closing and the Transactions as promptly as practicable but in any event prior to August 30, 2002 (including the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and the Transactions and the taking of such actions as are necessary to obtain any requisite Consents of any Governmental Entity or any other Person). In addition, no party hereto shall take any action after the date hereof that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity or other Person required to be obtained prior to Closing, provided that this restriction shall not apply to the date chosen by a party hereto for its general meeting of shareholders of that party. Nothing in this Agreement shall require a party to hold its general meeting of shareholders on or by any

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         particular date.

(b) Prior to the Closing, each party hereto shall promptly consult with the other parties hereto with respect to, provide any necessary information with respect to, and provide, upon request, the other parties (or their respective counsel) with copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the Transactions. If any party hereto receives a request for additional information or documentary material from any such Governmental Entity with respect to any of the Transactions, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request.

(c) Nothing in this Section 6.3 shall require Purchaser (i) to waive, or otherwise exercise in a particular manner any discretion it may have under, any condition to Closing, (ii) to divest or hold separately any assets or agree to limit its future activities, method or place of doing business, (iii) to commence any litigation against any entity in order to facilitate the consummation of any of the Transactions or (iv) to defend against any litigation brought by any Governmental Entity or other Person seeking to prevent the consummation of, or impose limitations on, any of the Transactions.

(d) Each of the Selling Shareholders shall vote in favor of all resolutions of the Company and any other Person which are necessary to consummate the Transactions.

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Section 6.4 Notification of Certain Matters.

(a) Each Selling Shareholder shall give notice to Purchaser promptly after becoming aware of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be likely to cause either (A)
         (x) any representation or warranty of such Selling Shareholder contained in this Agreement or in any certificate of such Selling Shareholder delivered in connection herewith that is qualified as to materiality or any representation or warranty of such Selling Shareholder in Sections 4.1, 4.3, 4.6, 4.7, 4.8, 4.11, 4.14, 4.16, 4.26
         and 4.28 to be untrue or incorrect in any respect and (y) other than the representations and warranties in Sections 4.1, 4.3, 4.6, 4.7, 4.8, 4.11, 4.14, 4.16, 4.26 and 4.28, any representation or warranty of such Selling Shareholder contained in this Agreement or in any certificate of such Selling Shareholder delivered in connection herewith that is not so qualified (considered individually), and all such representations and warranties that are not so qualified (considered collectively); to be untrue or incorrect in any material respect at any time from the date hereof to the Closing Date or (B) any condition set forth in Article VII to be unsatisfied in any respect at any time from the date hereof to the Closing Date and (ii) any material failure of such Selling Shareholder, the Company, any of its Subsidiaries or any director, commissioner, employee or agent of such Selling Shareholder, the Company or any of its Subsidiaries, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder at any time from the date hereof to the Closing, provided however, that the delivery of any notice pursuant to this Section 6.4 shall not limit or otherwise affect the remedies available hereunder to Purchaser nor shall any delivery of any notice be deemed, to affect amend or supplement any representation and warranty or the Signing Disclosure Schedule or the Closing Disclosure Schedule hereunder.

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

(b) Purchaser shall give notice to the Selling Shareholders promptly after becoming aware of (i) the occurrence or non-accurrence of any event whose occurrence or non-occurrence would be likely to cause either (A)
         (x) any representation or warranty of Purchaser contained in this Agreement (considered individually), and all such representations and warranties (considered collectively), to be untrue or incorrect in any material respect at any time from the date hereof to the Closing Date or (B) my condition set forth in Sections 7.1, 7.2(a), 7.2(b), 7.2(c), 7.2(f), 7.2(g), 7.2(b), or 7.2(j) to be unsatisfied in any respect at any time from the date hereof to the Closing Date and (ii) any material failure of Purchaser or any director, commissioner, employee or agent of any Purchaser, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, provided however, that the delivery of any notice pursuant to this Section 6.4(b) shall not limit or otherwise affect the remedies available hereunder to the Selling Shareholders.

Section 6.5 Termination of Employees. On or prior to the Closing Date, each Selling Shareholder shall (severally and not jointly) cause each of the Company and its Subsidiaries to (i) terminate the employment of each and every one of the employees of each of the Company and its Subsidiaries, (ii) obtain from each such terminated employee a release substantially in the form annexed hereto as Exhibit J and (iii) pay all costs expenses and liabilities of every kind and description associated with or related to such employees (including their termination).

Section 6.6 Further Assurances. If at any time after the Closing Purchaser considers or is advised that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable (i) to vest, perfect or, confirm ownership (of record or

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

otherwise) in Purchaser, its right, title or interest in, to or under any or all of the Sale Shares, (ii) to vest, perfect or confirm ownership (of record or otherwise) in the Company or any of its Subsidiaries, any of their rights, properties or assets or (iii) otherwise to carry out this Agreement or the other Transaction Documents or consummate the Transactions, each of the Selling Shareholders agrees that it shall, upon written request of Purchaser and at the sole cost and expense of Purchaser, execute and deliver all deeds, bills of sale, instruments of conveyance, powers of attorney, assignments and assurances and take and do all such other reasonable actions and things as may be reasonably requested by Purchaser in order to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Purchaser or the Company or any of its Subsidiaries or otherwise to carry out this Agreement or the other Transaction Documents, or consummate the Transactions.

Section 6.7 Public Notice. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Purchaser and the Selling Shareholders. On or prior to June 30, 2002 (unless otherwise agreed to by the parties hereto), each Selling Shareholders shall (severally and not jointly) cause the Company to publish a notice substantially in the form annexed hereto as Exhibit S. The parties agree mat the notice shall be published in one or more newspapers and other publications, and be of such size, form, style and specification as determined by Purchaser in its sole and absolute discretion.

Section 6.8 Mail Received After Closing. Following the Closing, (i) Purchaser may receive and open all mail addressed to the Company, any of its Subsidiaries or the KSO Unit and deal with the contents thereof in its discretion to the extent that such mail and the contents thereof relate to the Company, any of its Subsidiaries or the KSO Unit, and to the extent that such mail and the contents thereof do not relate to the Company, any of its Subsidiaries or the KSO Unit, Purchaser shall forward such mail to the applicable Selling

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

Shareholder and (ii) each Selling Shareholder shall forward mail received by it relating to the Company, say of its Subsidiaries or the KSO Unit to Purchaser.

Section 6.9 Financial Statements. Each Selling Shareholder shall (severally and not jointly) use its reasonable efforts to cause the Company to provide Purchaser with true and complete copies of the Audited Financial Statements and the Unaudited Financial Statements on or prior to May 30, 2002, provided however that no Selling Shareholder shall be responsible or have any liability for any delays in finalizing the Audited Financial Statements or Unaudited Financial Statements as a result of Purchaser, the Company and the KSO Unit failing to reach mutually acceptable agreement regarding the proper characterization, recognition, tax and/or accounting treatment of various disputed amounts between and among such parties.

Section 6.10 Advertisement. On, or within 5 Business Days following, the Closing Date, Aria Infotek shall unconditionally satisfy in full the requirements of Indonesia Law. No. 1 1995 (Company Law) to advertise the sale of its Shareholder Sale Shares in a newspaper circulated in Jakarta, Indonesia.

Section 6.11 Covenants of Purchaser.

(a)      Purchaser agrees from the date hereof until the Closing Date, except
         (i) as expressly provided in the Transaction Documents or (ii) as may be agreed in writing by the Selling Shareholders; not to take, or agree to or commit to take, any action that would or is reasonably likely to result in any of the conditions to the Closing set forth in Sections 7.1, 7.2(a), 7.2(b), 7.2(c), 7.2(f), 7.2(g), 7.2(h), or 7.2(j) not
         being satisfied or that would or is reasonably likely to impair the ability of the Company, Purchaser or the Selling Shareholders to consummate the Closing in accordance with the terms hereof or delay such consummation.

(b) If (i) the AriaWest Loan shall have been restructured in form and substance

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

         acceptable to Purchaser in its sole and absolute discretion pursuant to the AriaWest Loan Restructuring Agreement and (ii) any and all breaches and defaults (including claims in respect thereof) under the AriaWest Loan shall have been irrevocably waived and forever released by all of the parties to the AriaWest Loan, Purchaser shall guarantee the Company's obligations under the restructured AriaWest Loan pursuant to the AriaWest Restructuring Loan Agreement.

(c) From and after the Closing Date, to the extent the Company after the Closing Date receives cash proceeds from any of the receivables listed in Schedule 4.15(b) which were assigned to the Selling Shareholders prior to the Closing Date, Purchaser shall cause the Company as soon as reasonably practicable to remit such proceeds (without interest) to the Selling Shareholders, provided that (i) at the Closing the Selling Shareholders, acting unanimously as a group, shall have submitted in writing to the Company and Purchaser instructions setting forth with reasonable specificity the name of the payor of such proceeds, the aggregate amount of such proceeds, the pro rata share of such proceeds to which each Selling Shareholder is entitled and the details of the bank accounts to which such proceeds should be remitted, (ii) the Company shall be entitled to deduct, withhold and set-off against such payment any and all amounts required to be withheld and deducted on account of Taxes and any reasonable costs and expenses incurred by Purchaser in remitting such proceeds to the Selling Shareholders, and
         (iii) notwithstanding anything to the contrary contained in this Agreement, the Company shall have no liability or obligations under this provision unless and only to the extent that the Company was grossly negligent in effecting the payment of such proceeds to the Selling Shareholders (but in no event shall such liability exceed the aggregate amount of all such proceeds not received by any of Selling Shareholders).

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

Section 6.12 Covenants of Selling Shareholders.

(a) Each of the Selling Shareholders agrees from the date hereof until the Closing Date, except (i) as expressly provided in the Transaction Documents or (ii) as may be agreed in writing by the Selling Shareholders, not to take, or agree to or commit to take, any action that would or is reasonably likely to result in any of the conditions to the Closing set forth in Article VII not being satisfied or that would or is reasonably likely to impair the ability of the Company, Purchaser or the Selling Shareholders to consummate the Closing in accordance with the terms hereof or delay such consummation.

(b) As soon as practicable following the date of this Agreement and in any event, prior to the Closing. MediaOne covenants and agrees with Purchaser to cause, effect and procure (i) the consummation of the transfer to MediaOne of legal ownership of, and legal title to, all of the Sale Shares which MediaOne has agreed to sell to Purchaser under this Agreement (the "Relevant Shares") and (ii) the registration for all purposes (legal, corporate and otherwise) of MediaOne as the owner of the Relevant Shares, in each case free of all Encumbrances whatsoever (other than the lien securing the AriaWest Loan).

Section 6.13 Agreements Among the Selling Shareholders. As and from the date of execution of this Agreement until the date of termination of this Agreement, (i) each of the Selling Shareholders irrevocably waives and releases any and all of such Selling Shareholder's rights, including any options, warrants, calls, puts, subscription rights, rights of first refusal and pre-emptive rights, to acquire, transfer, or sell any or all of the Sale Shares under or pursuant to (A) the Joint Venture Agreement dated September 27, 1995 among the Selling Shareholders, as amended and (B) the Articles of Association of the Company, (ii) AIF irrevocably and unconditionally covenants and agrees not to

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

exercise any or all of its rights to sell, transfer or otherwise dispose any or all of the Sale Shares under or pursuant to the put option dated November 16, 1995 between Aris Infotek and AIF, the letter agreement dated March 10, 1999 between Aria Infotek and AIF or the letter agreement dated December 10, 2001 between Aria Infotek and AIF, and (iii) each Selling Shareholder accepts and consents and agrees to such waivers and releases of all such rights and covenants and other agreements by each of the other Selling Shareholders.

                                  ARTICLE VII
                              CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party's Obligation to Effect the Closing. The respective obligation of each party to effect the Closing shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

(a) Statutes; Court Orders. No statute, rule, regulation or decree shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Closing or the Transactions; and there shall be no order, writ or injunction of a court of competent jurisdiction in effect precluding consummation of the Closing or the Transactions.

(b) Termination. The Transactions shall not have been terminated or abandoned in accordance with the terms of this Agreement.

(c) Purchaser's Consents. Each of the Consents necessary for the consummation of the Transactions by Purchaser (including as set forth in Schedule 5.4 of the Purchaser Disclosure Schedule) shall have been obtained and shall be in full force and effect.

(d) Company's Consents. Each of the Required Company Consents (including as set forth in Schedule 4.9 of the Signing Disclosure Schedule) shall have been obtained and shall be in full force and effect.

(e)      Selling Shareholders' Consents. Each of the

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

         Consents necessary for the consummation of the Transactions by each of the Selling Shareholders (including as set forth in Schedule 4.4 of the Signing Disclosure Schedule) shall have been obtained and shall be in full force and effect.

(f) No Legal Proceedings. Since the date of this Agreement, there shall not have been commenced or threatened against Purchaser, any Subsidiary of Purchaser, the Company, any of its Subsidiaries, the KSO Unit or any Selling Shareholder, any Proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, the Transactions or
         (ii) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with the Transactions.

(g) The foregoing conditions are for the benefit of all of the Selling Shareholders and Purchaser and may be waived only by all of them. The failure by any party at any time to exercise any of the foregoing rights shall not be deemed to be a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Section 7.2 Conditions to Obligations of Purchaser to Effect the Closing. The obligations of Purchaser to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

(a)      Accuracy of Representations and Warranties of each Selling Shareholder.
         (i) All of the representations and warranties of each of the Selling Shareholders in this Agreement or in any certificate delivered in connection herewith that are qualified as to materiality and the representation and warranties of each Selling Shareholders in Sections 4.1, 4.3, 4.6, 4.7, 4.8, 4.11, 4.14, 4.16, 4.26 and 4.28 shall have been true and complete in all respects and (ii) other than the representations and warranties in Sections 4.1, 4.3, 4.6, 4.7, 4.8, 4.11, 4.14, 4.16, 4.26 and 4.28, each of the representations and warranties of each of the Selling Shareholders in this Agreement or in any certificate delivered in connection herewith that is not so qualified (considered individually), and all such representations and warranties that are not so qualified

         (considered collectively), shall have been true and complete in all material respects, in each case as of the date of this Agreement (or, if made as of a specified date, as of such date) and will be true and complete as of the Closing Date as though made on the Closing Date.

(b)      Performance by each Selling Shareholders.

         (i) All of the covenants and obligations that each Selling Shareholder is required to perform or to comply with pursuant to this Agreement and the other Transaction Documents at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

         (ii) Each document required to be executed and/or delivered pursuant to Section 3.2 shall have been executed or delivered.

(c) Material Adverse Effect. There shall not have occurred any Material Adverse Effect;

(d) AriaWest Loan. (i) The AriaWest Loan shall have been restructured in form and substance acceptable to Purchaser in its sole and absolute discretion pursuant to the AriaWest Loan Restructuring Agreement and
         (ii) any and all breaches and defaults (including claims in respect thereof) under the AriaWest Loan shall have been irrevocably waived and forever released by all of the parties to the AriaWest Loan in form and substance satisfactory to Purchaser in its sole and absolute discretion.

(e) Tax Loss Carryforward. (i) The Company shall have available to it Tax Loss Carryforwards of not less than Rp.

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

         1,710,000,000,000 as of December 31, 2001, (ii) the Director General of Taxation of the Government of the Republic of Indonesia shall have provided the Tax Clearance Letters (surat ketetapan pajak) and (iii) no Governmental Entity (including the Taxation authorities of the Republic of Indonesia) or any other Person shall have instituted or threatened any Proceeding that challenges the validity of any terms of any such letter, notification or amount of such Tax Loss Carryforwards.

(f) License. The License shall be valid and enforceable and shall not have been cancelled, terminated, suspended, or otherwise altered or impaired in any way. No opposition, cancellation, invalidity, interference or re-examination proceeding or other Proceeding shall have been commenced or threatened relating to or in connection with the License and there shall not have occurred at any time any breach of any of the terms and conditions of the License which could reasonably be foreseen to adversely affect the validity or enforceability of the License.

(g) Performance by the Company. All of the covenants and obligations that the Company is required to perform or comply with pursuant to the Transaction Documents at or prior to the Closing (considered collectively), and each of the these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

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

(h) Officers, Directors, Commissioners and Employees. Each and every one of the officers, directors, commissioners and employees of the Company and its Subsidiaries shall have resigned or been terminated by -the Company and its Subsidiaries, (ii) each of the releases referred to in Sections 3.2(f) and 6.5 shall have been delivered to Purchaser and (iii) the Company and its Subsidiaries shall have paid all costs expenses and liabilities of every kind and description associated with or related to such resignations or termination of such officers, directors, commissioners and employees.

(i) Investigations; Etc. Neither any investigations of the Company or any of its Subsidiaries by Purchaser nor any certificate of any Selling Shareholder or other document delivered to Purchaser as contemplated by this Agreement shall have revealed any circumstance, event, change or effect which, in the sole and absolute judgment of Purchaser, reflect in a material adverse way to the business, operations, prospects, assets, condition (financial or otherwise), liabilities (absolute, accrued, contingent or otherwise), or results of operations of the Company and its Subsidiaries taken as a whole.

(j) Simultaneous Closings. The sale and purchase of the Sale Shares of not less than all of the Selling Shareholders' Shareholder Sale Shares shall be consummated at the Closing.

(k) Forensic Audit Fee. On or before June 30, 2002, any and all liabilities of the Company, the KSO Unit and Purchaser and their Affiliates to PriceWaterhouseCoopers shall have been fully paid and discharged and an irrevocable and unconditional release of the Company, the KSO Unit, Purchaser and their Affiliates in form and substance satisfactory to Purchaser in its sole and absolute discretion shall have been received from PriceWaterhouseCoopers for, any and all claims and demands under or in connection with the engagement letter dated September 18, 2000 and any other agreements related to the forensic audit of the KSO Unit by PriceWaterhouseCoopers pursuant to the Good Faith Interim Solutions Agreement

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
         dated September 11, 2000.

(l) Audited Financial Statements and Unaudited Financial Statements. The Audited Financial Statements and the Unaudited Financial Statements shall have been delivered to Purchaser and such Audited Financial Statements and Unaudited Financial Statements shall in substance be satisfactory to Purchaser in its sole and absolute discretion, provided that for the purpose of this Section 7.2(l) only, the disputed items set forth in Annex 4.12 to Schedule 4.12 of the Closing Disclosure Schedule will be deemed to be satisfactory to Purchaser.

(m) Bank Accounts. For any bank accounts over which any past or present Additional KSO Employee or any past or present officer, director, commissioner or employee of the Company or any of its Subsidiaries has signature authority or other rights or interests, such authority, right or interest shall have been validly and irrevocably transferred to such Person designated by Purchaser to the sole and absolute satisfaction of Purchaser.

(n) Waivers, Releases and Agreements. The Selling Shareholders shall have delivered to Purchaser all waivers, releases, agreements, receipts, consents, approvals and other documents evidencing the final, irrevocable and unconditional settlement and resolution with no liability or obligation to the Company of each of the matters listed in
         Schedule 7.2(n) of the Closing Disclosure Schedule in form and substance satisfactory to Purchaser in its sole and absolute discretion, including final and binding judgments or rulings of each relevant judicial authority evidencing the final and unconditional dismissal with prejudice of any Proceeding.

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

(o) Amendment of KSO Agreement. The Company and Purchaser shall have amended the KSO Agreement in form and substance satisfactory to Purchaser in its sole and absolute discretion.

(p) Import Duty and Value Added Taxes. The Company shall have received from each of (i) the Director General of Customs and Excise and (ii) the Director General of Taxation, in each case of the Government of the Republic of Indonesia, one or more rulings satisfactory to Purchaser in its sole and absolute discretion establishing that the Company shall have no liability or obligation whatsoever to pay import duty or value added taxes in respect of the matters disclosed in Schedule 4.14(a) of the Closing Disclosure Schedule and no Governmental Entity (including the Taxation or Customs and Excise authorities of the Republic of Indonesia) or any other Person shall have instituted or threatened any Proceeding that challenges the validity of any such ruling.

(q) Transfer of Title. Each of (i) the transfer to MediaOne of legal ownership of, and legal title to, the Relevant Shares and (ii) the registration for all purposes (legal, corporate or otherwise) of MediaOne as the owner of such Sale Shares, in each case free of all Encumbrances whatsoever, shall have been unconditionally and irrevocably effected to the satisfaction of Purchaser in its sole and absolute discretion, and Purchaser shall have received documentary evidence that MediaOne has legal ownership of and legal title to, and is registered as the owner of the Relevant Shares, to the satisfaction of Purchaser in its sole and absolute discretion.

(r) Approval of Central Committee for the Settlement of Labor Disputes. On or prior to the Closing Date, the Company shall have obtained written approval from the Central Committee for the Settlement of Labor Disputes (Panitia Penyelesaian Perselisihan Perburuhan Pusat) of the Company's plan to conduct a mass termination (PHK Massal) of its employees, in form and substance satisfactory to Purchaser in its sole and absolute discretion.

The foregoing conditions are for the sole benefit of Purchaser, may be waived by Purchaser, in whole or

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

in part, at any time and from time to time in the sole discretion of Purchaser. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Section 7.3 Conditions to Obligations of the Selling Shareholders to Effect the Closing. The obligations of each Selling Shareholder to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

(a) Accuracy of Representations and Warranties of Purchaser. All of the representations and warranties of Purchaser set forth in this Agreement or in any certificate delivered in connection herewith that are qualified as to materiality shall have been true and complete in all respects and each such representation and warranty that is not so qualified (considered individually), and all such representations and warranties that are not so qualified (considered collectively), shall have been true and complete in all material respects as of the Closing Date.

(b)      Performance by Purchaser.

         (i) All of the covenants and obligations that Purchaser is required to perform or to comply with pursuant to the Transaction Documents at or prior to the Closing (considered collectively), and each of the covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

         (ii) Each of the documents required to be delivered by Purchaser pursuant to Section 3.3 shall have been delivered.

         (iii) Each of the Shareholder Initial Payments shall have been paid by Purchaser to each of the Selling

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

                  Shareholders in accordance with Section 3.4(a).

(c) Release of Pledge. The AsiaWest Loan Restructuring Agreement shall not restrict the transfer of the Sale Shares by the Selling Shareholders to Purchaser.

(d) Waiver of Defaults. Any and all breaches and defaults (including claims in respect thereof) under the AsiaWest Loan shall have been irrevocably waived and forever released by all of the parties to the AsiaWest Loan in form and substance satisfactory to each of the Selling Shareholders in such Selling Shareholder's sole and absolute discretion.

(e) Settlement Agreement Payment. Purchaser shall have, contemporaneous with Closing, paid to the Company the US$20,000,000 Settlement Amount under and in accordance with the terms of the Settlement Agreement.

The foregoing conditions are for the sole benefit of such Selling Shareholder, may be waived by such Selling Shareholder, in whole or in part, at any time and from time to time in the sole discretion of such Selling Shareholder. The failure by such Selling Shareholder at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                                  ARTICLE VIII
                                   TERMINATION

Section 8.1 Termination. This Agreement may be terminated:

(a) At any time prior to the Closing Date, by the mutual written consent of Purchaser, on the one hand, and each of the Selling Shareholders, unanimously acting as a group, on the other hand;

(b) At any time prior to the Closing Date, by Purchaser or the Selling Shareholders, unanimously acting as a group, if any Governmental Entity shall have issued an order, decree or ruling or taken any other

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

         action (which order, decree, ruling or other action the parties hereto shall have used their reasonable efforts to lift), which prohibits the acquisition of the Sale Shares by Purchaser and such order, decree, ruling or other action shall have become final and non-appealable;

(c)      By the Selling Shareholders, unanimously acting as a group:

         (i) at any time prior to the Closing Date, if Purchaser shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article VII and such breach has not been cured (if capable of being cured) within 10 days of the date the Selling Shareholders notified Purchaser of such breach or waived by each of the Selling Shareholders; or

         (ii) on or after August 30, 2002, if the Closing shall not have theretofore occurred and if the failure of the Closing to occur is not the result of a breach of a covenant by any Selling Shareholder;

         (iii) at any time prior to the Closing Date, if the Selling Shareholders have not received US$20,000,000 (less any applicable Taxes permitted to be withheld or deducted by Purchaser) in accordance with, Section 1(a)(ii) of the Interim Management Agreement; or

         (iv) at any time prior to the Closing Date, if Purchaser has breached its

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

                  obligations to lend US$1,750,000 (less any applicable Taxes permitted to be withheld or deducted by Purchaser) to the Selling Shareholders pursuant to, and in accordance with,
                  Section 2(a)(ii) of the Interim Management Agreement.

(d)      By Purchaser:

         (i) at any time prior to the Closing Date, if any Selling Shareholder shall have breached any representation, warranty, covenant or other agreement contained in this Agreement which would give rise to the failure of a condition set forth in
                  Article VII and such breach has not been cured (if capable of being cured) within 10 days of the date Purchaser notified such Selling Shareholder of such breach or waived by Purchaser; or

         (ii) on or after August 30, 2002, if the Closing shall not have theretofore occurred and if the failure of the Closing to occur is not the result of a breach of a covenant by Purchaser.

(e) Prior to May 17, 2002, by AIF if prior to that date AIF shall not have received adequate documentation and/or assurances satisfactory to it in its sole and absolute discretion as to the transfer, immediately following Closing, by Aria Infotek of $15,000,000 of Promissory Notes to AIF in full and final satisfaction of Aria Infotek's obligations to AIF under the put option agreement dated November 16, 1995 between Aria Infotek and AIF.

Section 8.2 Effect of Termination.

(a) In the event of the termination of this Agreement by Purchaser, the Selling Shareholders, (unanimously, acting as a group) or AIF, pursuant to the terms of this Agreement, written notice thereof shall forthwith be given to the other parties hereto,

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

         specifying the provision hereof pursuant to which such termination is made, following termination of this Agreement, there shall be no liability or obligation thereafter on the part of Purchaser or any of the Selling Shareholders under this Agreement except for (i) fraud or breach of covenant or agreement (but not breach of a representation or warranty) under this Agreement arising prior to such termination and
         (ii) under Section 6.2, Article IX (other than Sections 9.2(a)(i), (b) and (c) and 9.3(a), each of which shall survive and continue in force) and Article X.

(b) In the event of the termination of this Agreement by Purchaser, the Selling Shareholders (unanimously, acting as a group) or AIF, pursuant to the terms of this Agreement, the terms of this Agreement and the other Transaction Documents shall be without prejudice to the claims and defenses of the parties in the Arbitration Proceeding and shall not be used in any way whatsoever as or otherwise disclosed in the Arbitration Proceeding or any other proceeding (other than in any proceeding under any Transaction Document). Without limiting the foregoing, in such event, the terms of the Transaction Documents shall not be deemed, used or construed as evidence of any guilt or an admission on the part of any party of any liability or wrongdoing whatsoever, or of the truth of any allegations, claims or counterclaims asserted in the Arbitration Proceeding.

(c) To the extent any party has a claim for breach of a representation or warranty or for indemnification under any of Sections 9.2(a)(i), (b) and (c) or 9.3(a), which claim arises prior to the Closing Date, such party agrees not to commence an arbitration proceeding in respect of such claim until on or after the Closing Date.

Section 8.3 Waiver of Court Pronouncement. Purchaser and the Selling Shareholders hereby waive the provisions of Article 1266 of the Indonesian Civil Code to the extent it requires a court pronouncement in respect of termination of this Agreement.

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                                   ARTICLE IX
                                 INDEMNIFICATION

Section 9.1 Survival of Covenants, Representations and Warranties; Effect of Investigation. Each of the covenants, agreements, representations, warranties and obligations of the parties in this Agreement, the Schedules and Exhibits hereto, the Signing Disclosure Schedule, the Closing Disclosure Schedule, any certificate or other document delivered pursuant to this Agreement or in any amendment of or supplement to the foregoing shall survive the Closing Date and shall continue in force (i) indefinitely with respect to each covenant contained in Sections 6.2(b) and 6.6 and the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.6, 4.7, 4.8, 4.9, 4.11, 5.1, 5.2, 5.3 and 5.4,
(ii) until the date which is 60 calendar days after the expiration of all applicable statutes of limitations (including all extensions, permissive or automatic) with respect to Section 4.26 and (iii) until the earlier of (x) the second anniversary of the Closing Date and (y) the date which is forty-five days following the date the Company receives from the Company's auditors their signed audit report, together with the Company's audited financial statements for the fiscal year ending December 31, 2003 with respect to each covenant, agreement, representation and warranty contained herein other than those described in clauses (i) or (ii) above, after which it shall be of no force or effect; provided that the foregoing limitations shall not apply in the event of fraudulent misrepresentation or fraudulent conduct; and, provided further if Purchaser shall have notified the Selling Shareholders of one or more claims for indemnification under this Article IX, such notice setting forth with reasonable specificity the nature of the claim, the foregoing limitations shall not apply to such claims until such claims are finally resolved or settled between the parties hereto or a final arbitral award (or other judgment, if applicable) has been issued by an arbitral tribunal (or other tribunal with competent jurisdiction) with respect to such claims. The right to indemnification, payment of Damages, set-off (as set forth in Sections 3.5 and 10.10 only) or other remedy based on any representation, warranty, covenant or obligation of a party hereto contained in or made pursuant to this Agreement shall not be affected by
(A) any investigation conducted with respect to, or (B) any knowledge acquired (or capable of being acquired) at any time with respect to, or (C) any notification delivered pursuant to Section 6.4 with respect to, the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition to consummation of the Transactions, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to

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

indemnification, payment of Damages, set-off (as set forth in Section 3.5 and 10.10 only) or other remedy based on such representation, warranty, covenant or obligation.

Section 9.2 Indemnification and Payment of Damages by the Selling Shareholders. Each Selling Shareholder shall, severally and not jointly, indemnify and bold harmless Purchaser for and against:

(a)      any and all Damages, arising from or in connection with:

         (i) any breach of any representation or warranty made by such Selling Shareholder in any Transaction Document or in any certificate or document delivered by such Selling Shareholder in connection with any Transaction Document; or

         (ii) any breach by such Selling Shareholder of any covenant or obligation of such Selling Shareholder under any Transaction Document;

(b) any and all Taxes imposed upon the Company on or prior to the Closing Date; and

(c) the amount in Rupiah of any Tax Loss Carryforward as of December 31, 2001 which as a result of fraud cannot be offset against Indonesian taxable income of the Company (the "Denied Amount") but only to the extent that (i) (A) (x) the amount of Tax Loss Carryforwards available to the Company as of December 31, 2001 as set forth in the Tax Clearance Letters minus (y) the Denied Amount, is less than (B) Rp.1,710,000,000,000, multiplied by (ii) fifteen percent, provided however that the

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

         Selling Shareholders' maximum liability to Purchaser under this Section 9.2(c) shall be Rp.51,000,000,000 (excluding reasonable attorney's fees and expenses, reasonable, accountant's fees and expenses and other reasonable fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the rights of Purchaser under this Section 9.2).

         Except as expressly set forth in the Transaction Documents, such Selling Shareholder is not making any representation, warranty, covenant or agreement with respect to the matters contained in the Transaction Documents.

Section 9.3 Indemnification and Payment of Damages by Purchaser. Purchaser shall indemnify and hold harmless each Selling Shareholder for and against any and all Damages, arising from or in connection with:

(a) any breach of any representation or warranty made by Purchaser in any Transaction Document or in any certificate delivered by Purchaser in connection with any Transaction Document; or

(b) any breach by Purchaser of any covenant or obligation of Purchaser under any Transaction Document.

         Except as expressly set forth in the Transaction Documents, Purchaser is not making any representation, warranty, covenant or agreement with respect to the matters contained in the Transaction Documents.

Section 9.4 Procedure for Indemnification - Third-Party Claims.

(a) The indemnified party under Sections 9.2 or 9.3 (an "Indemnified Party") shall give the indemnifying party under such Section (an "Indemnifying Party") prompt notice of any third-party claim that may give rise to any indemnification obligation under this Article IX. Such notice shall describe with reasonable specificity the nature of such claim. Failure to give such notice shall not affect the Indemnifying Party's obligations hereunder in the absence of actual and

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

         material prejudice. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

(b) The Indemnified Party shall give each Indemnifying Party prompt notice of any third-party claim that may give rise to any indemnification obligation under this Article IX and the Indemnifying Party shall have the right to participate in or assume the defense (at the Indemnifying Party's expense) of any such claim through counsel of the Indemnifying Party's own choosing by so notifying the Indemnified Party within 30 days of the first receipt by any Indemnifying Party of such notice from the Indemnified Party, provided however that any such counsel shall be reasonably satisfactory to the Indemnified Party. If the Indemnifying Party participates in or assumes the defense of a third-party claim,
         (i) it will be conclusively established for the purposes of this Agreement and the other Transaction Documents that all of the claims and issues presented in such third-party claim are within the scope of and subject to indemnification by the Indemnifying Party, (ii) the Indemnifying Party will be bound by any final determination made in such Proceeding or any compromise or settlement effected by the Indemnifying Party of such third-party claim, and (iii) no compromise or settlement of any such claim may be effected by the Indemnifying Party without the Indemnified Party's prior written consent unless (A) there is no finding or admission of any violation of law or regulation or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, the Company or any of its Subsidiaries and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party. If notice of a third-party claim is given to an Indemnifying Party and the Indemnifying Party does not, within 30 days after the Indemnified Party's written notice is given, give notice to the Indemnified Party of its election to assume the defense of such claim, the Indemnifying Party shall (i) reasonably cooperate with the Indemnified Party's preparation and actual defense of such claim, including by providing information, cooperating in preparation of pleadings and other submissions and procuring the appearance of witnesses (to the extent within its reasonable control), all as reasonably requested by Indemnified Party, and (ii) be bound by any final determination made in such Proceeding or any compromise or settlement effected by the Indemnified Party. The Indemnifying Party shall (severally and not jointly if the Selling Shareholders are the Indemnifying Parties) be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense of any such third-party claim (other than during any period in which the Indemnified Party will have failed to give notice of the third-party claim as provided above). If the Indemnifying Party participates in or assumes such defense, the Indemnified Party shall (severally and not jointly if the Selling Shareholders are the Indemnifying Parties) reasonably cooperate at the Indemnifying Party's sole cost with the Indemnifying Party's preparation and actual defense of such claim, including by providing information, cooperating in preparation of pleadings and other submissions and procuring the appearance of witnesses (to the extent within its reasonable control), all as reasonably requested by Indemnifying Party and have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense, provided however that if the Indemnified Party determines in good faith that a conflict exists between it and the Indemnifying Party with respect to any significant issue in respect of such third-party claim, the Indemnifying Party shall pay the reasonable fees and expenses of such additional counsel as may be required to be retained by the Indemnified Party in order to avoid or prevent such conflict.

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

Section 9.5 Survival of Indemnification Claims. The indemnification obligations set forth in this Article IX shall survive the Closing and termination hereunder.

Section 9.6 Limitations on Liability of the Selling Shareholders.

(a) Subject to Section 9.6(b), a Selling Shareholder shall not be liable under this Agreement in respect of any claim unless the aggregate amount of all claims for which such Selling Shareholder would otherwise be liable hereunder exceeds such Selling Shareholder's Pro Rata Share of US$705,000 (or equivalent in any other currency) but if the aggregate liability of all such claims exceeds such Selling Shareholder's Pro Rata Share of US$705,000 (or equivalent in any other currency), then such Selling Shareholder shall be liable for all such claims, including such Selling Shareholder's Pro Rata Share of the initial US$ 705,000 (or equivalent in any other currency) of claims.

(b) Section 9.6(a) shall not apply to, and each Selling Shareholder shall be immediately liable for, all claims (i) under Sections 9.2(b) and 9.2(c) and (ii) with respect to any breach of representation and warranty under Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.7, 4.8, 4.9,
         4.10, 4.11, 4.14, 4.16, 4.26 and 4.28.

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

(c) Each Selling Shareholder's maximum aggregate liability to Purchaser under this Agreement for breaches of representations and warranties, covenants or agreements shall be such Selling Shareholder's Pro Rata Share of US$184,500,000 (the "Liability Cap") (exclusive of reasonable attorney's fees and expenses, reasonable accountant's fees and expenses and other reasonable fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the obligations of such Selling Shareholder under this Agreement), provided however that the foregoing limitation shall not apply to (x) fraudulent misrepresentation or fraudulent conduct by such Selling Shareholder and (y) any interest payable by a Selling Shareholder as a result of such Selling Shareholder's breach under Section 1(c) of the Interim Management Agreement (together (x) and (y), the "Cap Exceptions"). Except where the Cap Exceptions apply, and without limiting the Liability Cap but for the purposes of determining the timing of payments only, each such Selling Shareholder and Purchaser agree that if at any time (the "Relevant Time") Purchaser is entitled to recover any amount from such Selling Shareholder under this Agreement, the maximum aggregate amount that such Selling Shareholder shall be required to pay at the Relevant Time (for each such Relevant Time, the "Payment Cap") shall not exceed the sum of (without duplication between clauses (ii) and (iii) below): (i) such Selling Shareholder's Pro Rata Share of US$64,500,000, (ii) the aggregate principal amount of (x) all Promissory Notes originally issued to such Selling Shareholder on the Closing Date which have been paid by or on behalf of Purchaser up to and including the Relevant Time; and (y) all Restricted Notes originally issued to such Selling Shareholder on the Closing Date, and (iii) the aggregate principal amount of Promissory Notes originally issued to such Selling Shareholder on the Closing Date which have not been paid by Purchaser up to and including the Relevant Time but which (except to the extent set forth in Section 9.6(d) below) have been sold, transferred or otherwise disposed of (including by way of pledge or hypothecation in the nature of a sale, transfer or disposition) by such Selling Shareholder up to and including the Relevant Time, less all amounts previously paid by such Selling Shareholder to Purchaser under this Agreement prior to the Relevant Time.

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

         provided however that to the extent an amount for which such Selling Shareholder is liable to Purchaser under this Agreement is not payable at a Relevant Time due to the foregoing provisions of this Section 9.6(c), such Selling Shareholder shall not be released from its liability to pay such amount but shall remain liable for such amount and shall be required to pay to Purchaser such amount at one or more later Relevant Times (as necessary) to the extent the applicable Payment Cap is not exceeded at each of such later Relevant Times, provided further however that in the event such Selling Shareholder or a wholly-owned Subsidiary of such Selling Shareholder which holds Promissory Notes commences a voluntary case or other Proceeding seeking liquidation, reorganization, winding-up or other relief with respect to itself or its debts under any bankruptcy, insolvency, reorganization or other similar law now or hereinafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or take possession by such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall take any corporate action to authorize any of the foregoing or an involuntary case or other Proceeding shall be commenced against such Selling Shareholder or a wholly-owned Subsidiary of such Selling Shareholder which holds Promissory Notes seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, the Payment Cap applicable to such Selling Shareholder shall from and after such time equal such Selling Shareholder's Pro Rata Share of US$184,500,000.

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
(d) For the purposes of clause (iii) of Section 9.6(c), a sale, transfer or other disposition by a Selling Shareholder (other than Aria Infotek) to a wholly-owned Subsidiary of such Selling Shareholder, which Subsidiary has, prior to my such sale, transfer or other disposition, unconditionally guaranteed to Purchaser the full performance and satisfaction by such Selling Shareholder of all of its obligations under the Transaction Documents pursuant to a duly executed and delivered guarantee in substantially the same form and substance as the Guarantee, shall not constitute a sale, transfer or other disposition of Promissory Notes for the purpose of determining the Payment Cap, until (x) any such Promissory Notes are transferred by such wholly-owned Subsidiary to a Person other than such Selling
         Shareholder or another wholly-owned Subsidiary of such Selling Shareholder that has also provided a guarantee in accordance with the foregoing requirements hereunder, (y) any such wholly-owned Subsidiary has ceased to be a wholly-owned Subsidiary of such Selling Shareholder or (z) such Selling Shareholder fails to provide notice to Purchaser at least 7 days prior to any such sale, transfer or other disposition, at which time, in each case, any such sale, transfer or other disposition shall be deemed to constitute a sale, transfer or other disposition of Promissory Notes for the purpose of determining the Payment Cap under clause (iii) of Section 9.6(c). Each of AIF and MediaOne covenants and agrees to provide, and to cause its wholly-owned subsidiaries to provide, Purchaser with advance written notice of each proposed sale, transfer or other disposition of Promissory Notes

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

         originally issued to it at least 7 days prior to such sale, transfer or other disposition.

(e) Subject to Section 10.11, to the extent a Person fully and unconditionally performs an obligation of a Selling Shareholder which otherwise would have been required to have been performed by such Selling Shareholder, such Selling Shareholder shall be discharged from performing such obligation to the same extent as such obligation was so performed by such Person.

Section 9.7 Limitations on Liability of Purchaser.

(a) Subject to Section 9.7(b), Purchaser shall not be liable under this Agreement in respect of any claim unless the aggregate amount of all claims for which Purchaser would otherwise be liable hereunder exceeds US$705,000 (or equivalent in any other currency) but if the aggregate liability of all such claims exceeds US$705.000 (or equivalent in any other currency), then Purchaser shall be liable for all claims hereunder, including such initial US$ 705,000 (or equivalent in any other currency) of claims.

(b) Section 9.7(a) shall not apply to, and Purchaser shall be immediately liable for, all claims with respect to any breach of representation and warranty under Sections 5.1, 5.2, 5.3, 5.4 and 5.5.

(c) Purchaser's maximum aggregate liability to the Selling Shareholders under this Agreement for breaches of representations and warranties, covenants or agreements

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

         shall be US$10,000,000 (exclusive of reasonable attorney's fees and expenses, reasonable accountant's fees and expenses and other reasonable fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the obligations of Purchaser under this Agreement), provided however that
         (i) the foregoing limitation, shall not apply to fraudulent misrepresentation or fraudulent conduct by Purchaser, and (ii) Purchaser's maximum aggregate liability to KSO Unit for breach of Sections 1(a) and (c) and Section 2(a) of the Interim Management Agreement shall be equal to (x) the amount received by Purchaser under
         Section 1(a) and 1(b) of the Interim Management Agreement minus (y) the amount paid by Purchaser to the Selling Shareholders under Sections 1(a) and 2(a) of the Interim Management Agreement plus (z) any interest payable by Purchaser as a result of Purchaser's breach under
         Section 1(c) of the Interim Management Agreement.

Section 9.8 Interest. In the event of any third-party claim that gives rise to a right to indemnification under this Article IX or in the event of any other claim for indemnification hereunder, the parties agree that the Indemnifying Party shall be required to pay the Indemnified Party interest on the amount of any compromise, settlement or other amount finally determined as payable by the Indemnifying Party hereunder (i) in the case of a third-party claim that gives rise to a right to indemnification under this Article IX, from the date any such third-party claim is finally determined or any compromise or settlement is effected through the date payment by the Indemnifying Party is actually received by the Indemnified Party (or in the case of a set-off or deduction under Section
3.5 hereof, through the date such payment obligation is satisfied and paid by set-off or deduction against the Restricted Notes) and (ii) in the case of a claim for indemnification between the Indemnifying Party and the Indeminified Party, from the date such claim is compromised, settled or finally determined through the date payment is actually received by the Indemnified Party (or in the case of set-off or deduction under Section 3.5 hereof, through the date such payment obligation is satisfied by set-off and paid or deduction against the Restricted Notes).

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                                   ARTICLE X
                                 MISCELLANEOUS

Section 10.1 Fees and Expenses; Transfer Taxes. All costs and expenses incurred in connection with this Agreement and the consummation of the Transactions shall be paid by the party incurring such expenses, including the fees and expenses of its legal and financial advisors. The Selling Shareholders (shall be solely liable for all applicable stamp duties, transfer taxes, fees and expenses (including any notarial fees and expenses) relating to the transfer of the Sale Shares from the Selling Shareholders to Purchaser.

Section 10.2 Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

Section 10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when mailed, sent by facsimile (which is confirmed) or sent by overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by such party by like notice):

If to Purchaser, to:

Perusahaan Perseroan (Persero) PT Telekomunikasi
Indonesia Tbk.
JI. Japati No. 1
Bandung 40133
Indonesia
Attention: President Director
Telephone: (62 22) 452-1510
Facsimile: (62 22) 424-0313

If to Aria Infotek, to:

PT Aria Infotek:
JI. Teluk Betung No. 37
Jakarta Pusat 10230
Indonesia
Attention: Edwin Soeryadjaya
Facsimile: (62 21) 310-6211
Telephone: (62 21) 310-1917

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

If to MediaOne, to:

c/o AT&T Wireless Services, Inc.
7277 164th Ave. NE, R7CS
Redmond, WA 98073-9761
U.S.A.
Attention: Chief Counsel, International
Facsimile: 1425 580-6303
Telephone: 1425 580-6000

If to AIF, to:

The Asian Infrastructure Fund Limited
c/o AIF Funds Management Limited
2302-03 Nine Queen's Road Central
Hong Kong

Attention: Theresa Chung, Head of Administration
Facsimile: (852) 2845-0786
Telephone: (852) 2912-7888

with a copy to:

The Asian Infrastructure Fund
c/o Caledonian Bank & Trust Ltd.
Caledonian House
69 Jennett Street
P.O. Box 1043 GT
Grand Cayman, Cayman Islands
British West Indies

Section 10.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to all the other parties.

Section 10.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other Transaction Documents (a) supersede the Letter Agreement and the Memorandum of Understanding, dated April 11, 2002, by and among Purchaser, the Selling Shareholders and the Company (the "MOU"), (b) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and (c) are not intended to confer any rights or remedies upon any Person other than parties hereto and thereto.

Section 10.6 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or

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unenforceable in any situation in any jurisdiction shall not affect due validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and the comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Republic of Indonesia.

Section 10.8 Dispute Resolution.

(a) Amicable Settlement. Purchaser and the Selling Shareholders agree that if any difference, dispute, claim or controversy, arises out of or in connection with this Agreement, or any exhibits or schedules hereto, or its performance, including without limitation any dispute regarding its breach, existence, validity, or termination (a "Dispute"), Purchaser and the Selling Shareholders will attempt, for a period of thirty (30) days after the receipt by one party of a written notice from the other party of the existence of the Dispute, to settle the Dispute by settlement discussions between the parties.

(b) Referral to Arbitration. If the Dispute is not settled for any reason within the 30-day period set forth in Section 10.8(a), then at the request of any party, the Dispute shall be finally sealed by arbitration under the Rules of Arbitration (the "ICC Rules") of the International Chamber of Commerce ("ICC") then in effect. The arbitration will be conducted and the award will be rendered in the English language in London, England. Notwithstanding the provisions of Section

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         10.3, any request for arbitration, response or other communication given to or by a party to the arbitration must be given and deemed received as provided in the ICC Rules. In any arbitration brought pursuant to this Agreement, the Selling Shareholders who are parties to the arbitration shall act and be considered as one party.

         (i) Arbitral Tribunal. There shall be three arbitrators. One arbitrator will be nominated by Purchaser and one arbitrator will be nominated jointly by the Selling Shareholders who are parties to the arbitration. The third arbitrator, who shall be the chair of the arbitral tribunal, will be nominated by the arbitrators appointed by Purchaser and the Selling Shareholders within thirty (30) days of the confirmation of the appointment of the second arbitrator, in each case in accordance with the ICC Rules. Subject to any extension that may be granted by the ICC Court of Arbitration ("ICC Court"), if any arbitrator is not timely nominated, such arbitrator shall be appointed by the ICC Court in accordance with the ICC Rules.

         (ii) Provisional Relief. Notwithstanding the parties agreement to arbitrate as set forth herein, the parties agree that any party may apply to any competent judicial authority for interim or conservatory measures in support of the arbitration in accordance with Article 23 of the ICC Rules. Without prejudice to such provisional remedies in aid of arbitration as may be available from any competent judicial authority, the arbitral tribunal shall have full authority to grant provisional remedies in accordance with Article 23 of the ICC Rules.

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         (iii)    Arbitral Award. The parties expressly agree that leave to
                  appeal under Section 45 or Section 69 of the English Arbitration Act 1996 may not be sought with respect to any question of law arising in the course of the arbitration or with respect to any award made. In order to further ensure the final and binding nature of the arbitral award, the parties expressly agree to waive any time limits contained in the Law of the Republic of Indonesia No. 30 of 1999. The award shall be final and binding upon the parties as from the date rendered. Judgment upon any award may be entered in any court having jurisdiction thereof.

         (iv) Consolidation. If any party hereto submits a request for arbitration ("Request") in connection with a Dispute, and an arbitration proceeding under the Transaction Documents is already pending under the ICC Rules, the ICC Court or, if constituted, the arbitral tribunal in the pending arbitration, shall include the claims contained in the Request in the pending proceeding (regardless of whether the Terms of Reference have been signed), if the ICC Court or the arbitral tribunal finds that (i) there are issues of fact or law common to the proceedings so that a consolidated proceeding would be more efficient than separate proceedings, and (ii) no party would be unduly prejudiced as a result of such consolidation through undue delay or otherwise.

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         (v)      Agreement in Effect. Save as otherwise provided for herein, this Agreement and the rights and obligations of the parties shall remain in full force and effect pending the award in any arbitration proceeding hereunder.

         (vi) Binding on Successors. This arbitration agreement set forth in this Section 10.8 shall be binding upon the parties, their successors and assigns.

Section 10.9 Extension; Waiver. At any time prior to the Closing Date, Purchaser or the Selling Shareholders (unanimously, acting as a group) hereto may, in a written instrument signed in writing on behalf of such party, (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties of any other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by any other party with any of the agreements or conditions contained in this Agreement. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 10.10 Set off; Election of Remedies. In the event Purchaser is required to deduct or withhold any Indonesian Taxes in respect of any payment to be made under any Transaction Document such payment shall be made after deducting therefrom the amount of any such deduction or withholding, provided however that to the extent the payee of any such payment provides Purchaser with evidence of residency and other evidence as may be required by Purchaser in its reasonable discretion to eliminate Purchaser's obligation to deduct or withhold any such Taxes, Purchaser shall not deduct or withhold such Taxes. In the event Purchaser makes any such deduction or withholding. Purchaser shall provide such payee with written evidence of payment of such deducted or withheld amounts to the relevant Governmental Entity of the Republic of Indonesia as soon as reasonably practicable following such payment. Neither the exercise of nor the failure to exercise a right of set-off or to give notice of a claim under this Agreement will constitute an election of remedies or limit Purchaser in any manner in the enforcement of any other rights or remedies that may be available to it, whether at law or in equity.

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Section 10.11 Assignment. Neither this Agreement nor any of the rights,interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion, any or all of its rights and interests hereunder to any direct or indirect wholly-owned Subsidiary of Purchaser provided that Purchaser shall remain liable for all of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 10.12 Language. This Agreement is concluded in both bahasa Indonesia and English. In the event of any inconsistency or contradiction between the bahasa Indonesia and English texts, the bahasa Indonesia text shall prevail.

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Section 10.13 Immunity. Purchaser hereby expressly waives any and all claims to sovereign immunity for itself or any of its assets from suit, execution, attachment or other legal process in any dispute under this Agreement.

                        Signatures on the following page

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IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement as of the dated first written above.

PERUSAHAAN PERSEROAN (PERSERO)
PT TELEKOMUNIKASI INDONESIA TBK.

By: /s/ Mohammad Nazif
    -------------------------
Name:  Mohammad Nazif
Title: President Director

PT ARIA INFOTEK

By: /s/ Edwin Soeryakjaya
    ------------------------
Name:  Edwin Soeryakjaya
Title: President

MEDIAONE INTERNATIONAL I.B.V.

By: /s/ Yong Choe Lee
    -------------------------
Name:  Yong Choe Lee
Title: Representative

THE ASIAN INFRASTRUCTURE FUND

By /s/ Antonio Yeung
   --------------------------
Name: Antonio Yeung
Title: Attorney